SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. __)

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ELITE PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

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September 8, 2009

Dear Stockholder:

          You are cordially invited to attend our Annual Meeting of the Stockholders of Elite Pharmaceuticals, Inc. to be held at 10:00 a.m., October 23, 2009 at the company’s headquarters at 165 Ludlow Avenue, Northvale, New Jersey 07647.

          At this meeting you are being asked to (i) elect seven directors for a one year term, (ii) approve and ratify the amendment to our Certificate of Incorporation to increase the number of our authorized shares of common stock (the “Common Stock”) from 210,000,000 to 355,516,558, reduce the authorized shares of Preferred Stock from 5,000,000 to 4,483,442 and reduce the par value of the authorized shares of Common Stock from $0.01 to $0.001 per share, and (iii) ratify the appointment of Rosen Seymour Shapss Martin & Company LLP as our independent auditor. Your Board of Directors recommends that you vote FOR each of these proposals. You should read with care the attached Proxy Statement, which contains detailed information about each of these proposals.

          Your vote is important regardless of the number of shares you own. Accordingly, we urge you to complete, sign, date and return your proxy card promptly in the enclosed postage-paid envelope. This will not limit your right to vote in person or attend the meeting.

          Thank you for your continued interest in us. We hope that you will be able to join us on October 23, 2009.

Very truly yours,

Chris Dick
President and Acting Chief Executive Officer

YOUR VOTE IS IMPORTANT

          In order to assure representation of your shares at the meeting, please complete, sign, date and return the enclosed proxy card.

ELITE PHARMACEUTICALS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

September 8, 2009

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Elite Pharmaceuticals, Inc. (“Company”, “we”, “our” or “us”) will be held at the Company’s headquarters at 165 Ludlow Avenue, Northvale, New Jersey 07647, on October 23, 2009 at 10:00 a.m., to consider and act upon the following:

1.	The election of seven directors to serve until our next Annual Meeting of Stockholders, and thereafter until their successors shall have been duly elected and shall have qualified.

2.

A proposal to approve and ratify the amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock from 210,000,000 to 355,516,558, reduce the authorized shares of Preferred Stock from 5,000,000 to 4,483,442 and reduce the par value of the authorized shares of Common Stock from $0.01 to $0.001 per share.

3.	A proposal to ratify the appointment of Rosen Seymour Shapss Martin & Company LLP as our independent auditor of our financial statements for the year ending March 31, 2009.

4.	The transaction of such other business as may properly come before the meeting or any adjournment thereof that was not known a reasonable time before the solicitation.

          All stockholders of record at the close of business on August 24, 2009 are entitled to notice of and to vote at this meeting and any adjournments thereof.

          You are requested to sign and date the enclosed proxy card and return it in the enclosed envelope.

          Our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, and our quarterly report on Form 10-Q for the three months ended June 30, 2009, which are not part of the proxy soliciting materials, are enclosed.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Carter Ward
Chief Financial Officer and Secretary

September 8, 2009

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

          This Proxy Statement contains forward-looking statements within the meaning of the Federal securities laws. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “plans,” “intends,” “expects,” “goals” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Actual results may differ materially from those projected in the forward-looking statements due to various uncertainties and risks, including without limitation risks associated with the effects of general economic and market conditions, lessening demand in the information technology market, successful integration of acquisitions, difficulty managing operations and difficulty in keeping pace with rapid industry, technological and market changes, as well as those described in Item 1A of Part I (Risk Factors) of our Annual Report on Form 10-K for the fiscal year ended March 31, 2009 and any updates to the Risk Factors set forth in our Quarterly Reports on Form 10-Q filed since our Annual Report. We disclaim any obligation to update any forward-looking statements contained herein after the date of this Proxy Statement.

ELITE PHARMACEUTICALS, INC.
PROXY STATEMENT

          This Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, our quarterly report on Form 10-Q for the three months ended June 30, 2009, and the accompanying proxy card are first being distributed to shareholders on or about September 14, 2009.

INFORMATION CONCERNING SOLICITATION AND VOTING

General

          This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Elite Pharmaceuticals, Inc., a Delaware corporation (“Elite”, the “Company”, “we”, “our” or “us”), for our Annual Meeting of Stockholders to be held on October 23, 2009, and any adjournments thereof. You are receiving this Proxy Statement because you own shares of the Company’s Common Stock that entitle you to vote at the Annual Meeting of the Stockholders. By use of proxy, you can vote, whether or not you attend the meeting. This Proxy Statement describes the matters we would like you to vote on and provides information on those matters so you can make an informed decision.

          The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting of the Stockholders, the voting process, the Company’s Board of Directors and committees, the compensation of directors and certain executive officers and other required information.

Purpose

          The purpose of the Annual Meeting is to elect directors and to conduct the business described in the Notice of the Annual Meeting of Stockholders.

Record Date and Voting Rights

          The holders of our common stock, par value $0.01 per share (the “Common Stock”), and our Series E Convertible Preferred Stock, par value $0.01 per share, are entitled to vote at the Annual

Meeting. Each share of Common Stock entitles the holder of record thereof at the close of business on August 24, 2009 to one vote on each of the matters to be voted upon at the Annual Meeting. Each share of Series E Preferred Stock entitles the holder of record thereof at the close of business on August 24, 2009 to the number of votes equal to the number of shares of Common Stock into which such share of Series E Preferred Stock is convertible as of such date, on each of the matters to be voted upon at the Annual Meeting. As of August 10, 2009, we had outstanding 74,285,579 shares of Common Stock (excluding 100,000 treasury shares), and 1,000 shares of Series E Convertible Preferred Stock convertible into 20,000,000 shares of Common Stock (with conversion share amounts calculated as of August 10, 2009).

          Stockholders vote at the Annual Meeting by casting ballots (in person or by proxy) which will be tabulated by a person who is appointed by the Board of Directors before the Annual Meeting to serve as inspector of election at the Annual Meeting and who has executed and verified an oath of office.

Quorum; Broker Non-Votes and Abstentions

          In order to conduct any business at the Annual Meeting, a quorum must be present in person or represented by valid proxies. A majority of the shares of Common Stock outstanding on the record date, assuming the conversion of all outstanding shares of Series E Preferred Stock, will constitute a quorum for purposes of the Annual Meeting. Abstentions and broker non-votes are considered present for purposes of determining the presence of a quorum.

          Abstentions are counted as a vote against for purposes of determining whether a proposal is approved. Broker non-votes are not counted for purposes of determining whether a proposal has been approved and thus have no effect on the outcome.

          Broker non-votes are proxies received from brokers or nominees when the broker or nominee has neither received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter. Brokers only possess discretionary power over matters that are considered routine, such as the election of directors described in Proposal 1 or the approval of auditors described in Proposal 3. Stockholders are advised to forward their voting instructions promptly so as to afford brokers sufficient time to process such instructions.

Vote Required for Approval of the Proposals and Election of Directors

          If a quorum is met, in order for the proposals to be approved by the shareholders, the holders of a majority of all of the outstanding shares entitled to vote on the matters presented (holders of Series E Preferred Stock voting alongside holders of common stock) must vote in favor of each of the proposals. Directors shall be elected by a plurality of votes. All of the Company’s officers, directors and holders of 10% or more the Company’s outstanding common stock as of the initial closing date of the Epic Alliance Agreement, who hold a total of approximately 44,428,122 shares of Common Stock either issued and outstanding or issuable upon the conversion of Series E Preferred Stock, representing 47% of the voting power held by shareholders entitled to vote as of August 21, 2009, have executed a Voting Agreement pursuant to which they have agreed to vote in favor of the Charter Amendment (Proposal 2).

Solicitation

          Solicitation of proxies may be made by our directors, officers and regular employees by mail, telephone, facsimile transmission or other electronic media and in person for which they will receive no additional compensation. The expenses of preparing, printing and assembling the materials used in the solicitation of proxies on behalf of the Board of Directors will be borne by us. Upon request, we will reimburse the reasonable fees and expenses of banks, brokers, custodians, nominees and fiduciaries for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose accounts they hold shares of Common Stock.

Voting of Proxies

          If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted as specified in the proxy. If you do not specify in the proxy how your shares are to be voted, the shares will be voted as recommended by the Board of Directors: FOR election of the seven nominees for the board of directors and FOR Proposals 2 and 3.

Revocation

          You have the right to revoke your proxy at any time before it is voted by attending the meeting and voting in person or filing with our Secretary either a written instrument revoking the proxy or another executed proxy bearing a later date. Stockholders entitled to vote will not have any dissenters’ rights of appraisal in connection with any of the matters to be voted on at the meeting.

Recommendations of the Board of Directors

          This proxy solicitation is being made by the Company. The Board of Directors recommends a vote:

•	FOR the seven nominees listed under “Election of Directors”, to serve until their successors are elected and qualified (Proposal 1);

•

FOR the approval and ratification of the amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock from 210,000,000 to 355,516,558, reduce the authorized shares of Preferred Stock from 5,000,000 to 4,483,442 and reduce the par value of the authorized shares of Common Stock from $0.01 to $0.001 per share (Proposal 2);

•

FOR the ratification of the appointment by the Board of Directors of Rosen Seymour Shapss Martin & Company LLP (“Rosen Seymour”) as our independent auditors of our financial statements for the fiscal year ending March 31, 2009 (Proposal 3).

          Should any nominee named in Proposal 1 be unable to serve or for good cause will not serve as director, the persons named in the enclosed form of proxy will vote for such other person as the Board of Directors may recommend.

Other Business

          As of the date of this Proxy Statement, we have no knowledge of any business other than that described in the Notice of Annual Meeting that will be presented for consideration at the Annual Meeting. If any other business should properly come before the Annual Meeting, the persons appointed by the enclosed form of proxy shall have discretionary authority to vote all such proxies as they shall decide.

BOARD INDEPENDENCE AND COMMITTEES

Board Independence

          Our stock is quoted on the OTC Bulletin Board which does not require a majority of directors who are independent. Our Board of Directors has three members who are “independent” as defined by Section 121A of the American Stock Exchange Listing Standards, as amended effective December 1, 2003. The Board of Directors considers all relevant facts and circumstances in its determination of the independence of all members of the Board of Directors (including any relationships set forth in this Proxy Statement under the heading “Certain Related Person Transactions”). Our Board of Directors has

affirmatively determined that none of the following Directors has a material relationship with us that would interfere with the exercise of his independent judgment (either directly or as a partner, shareholder or officer of an organization that has a relationship with us): Dr. Barry Dash, Jeffrey Whitnell, and Jerry Treppel are therefore deemed independent.

Stockholder Communications with the Board of Directors

          Stockholders and other interested parties may contact the Board of Directors or the non-management directors as a group at the following address:

Board of Directors or Outside Directors
Elite Pharmaceuticals, Inc.
165 Ludlow Avenue
Northvale, NJ 07647

          All communications received at the above address will be relayed to the Board of Directors or the non-management directors, respectively. Communications regarding accounting, internal accounting controls or auditing matters may also be reported to the Board of Directors using the above address.

Board Meetings

          During the fiscal year ended March 31, 2009, our Board of Directors held 28 meetings and acted via written consent on 4 occasions. No incumbent director attended fewer than 75% of the meetings of the Board of Directors, or committees on which these directors served, during that year except for Jerry Treppel, who was not elected as a director until the third quarter of such fiscal year, on October 28, 2008 and Ashok Nigalaye, Jarine Narine and Ram Potti who were not elected until June 24, 2009 (after the end of the fiscal year March 31, 2009). Mr. Treppel attended all meetings of the Board of Directors that were held from the date of his election as a member of the Board through the end of the fiscal year.

Director Attendance at Annual Meeting of Stockholders

          We do not have any policy requiring directors to be present at our Annual Meeting of Stockholders, however historically more than a majority of the incumbent directors have attended the annual meeting of stockholders, and we anticipate a majority of our directors will be present at the Annual Meeting to be held on October 23, 2009.

Committees of the Board

          The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee.

          Audit Committee. The current members of the Audit Committee are Robert J. Levenson (Chairman of the Audit Committee), Barry Dash and Melvin Van Woert. The Audit Committee held 11 meetings during the fiscal year ended March 31, 2009. A copy of its written charter (adopted by the Board of Directors) was included as an appendix to our proxy statement sent to stockholders in connection with the annual meeting of stockholders held October 11, 2001. The Audit Committee reviews with management and our auditors our financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the auditors on our financial statements and our accounting controls and procedures, the independence of our auditors, our internal controls, the other matters set forth in its charter, as adopted by the Board of Directors, and such other matters as the Audit Committee deems appropriate. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. We deem the members of our Audit Committee to be independent and Mr. Levenson to be qualified as an audit committee financial expert.

          Nominating Committee. The current members of the Nominating Committee are Melvin Van Woert (Chairman of the Nominating Committee), Robert J. Levenson and Barry Dash. The Nominating Committee held 2 meetings during the fiscal year ended March 31, 2009. This committee does not have a charter. The Nominating Committee assists the Board of Directors in identifying and recommending qualified Board candidates. The Nominating Committee identifies Board candidates through numerous sources, including recommendations from Directors, executive officers and our stockholders. The Nominating Committee seeks to have available to it qualified candidates from a broad pool of individuals with a range of talents, experience, backgrounds and perspectives. The Nominating Committee seeks to identify those individuals most qualified to serve as Board members and considers many factors with regard to each candidate, including judgment, integrity, diversity, prior experience, the interplay of the candidate’s experience with the experience of other Board members, the extent to which the candidate would be desirable as a member of any committees of the Board of Directors, and the candidate’s willingness to devote substantial time and effort to Board responsibilities. The Nominating Committee makes recommendations to the Board of Directors with respect to Director nominees, and the full Board of Directors determines the slate of nominees for each annual meeting.

          Compensation Committee. The current members of the Compensation Committee are Barry Dash (Chairman of the Compensation Committee), Robert J. Levenson and Melvin Van Woert. The Compensation Committee held no meetings during the fiscal year ended March 31, 2009. The Compensation Committee was formed June 26, 2007 and adopted a charter which is included as Appendix A to this proxy statement. The Compensation Committee reviews our compensation practices and policies, reviews and approves corporate goals and objectives relevant to the chief executive officer and other executive officer compensation, evaluates chief executive officer and executive officer performance in light of those goals and objectives and, either as a committee or together with other independent directors (as directed by the Board of Directors), determines and approves chief executive officer and executive officer compensation based on this evaluation, reviews and approves the terms of the offer letters, employment agreements, severance agreements, change-in-control agreements, indemnification agreements and other material agreements between the Company and its Chief Executive Officer and executive officers, annually reviews and approves perquisites for the chief executive officer and executive officers, considers and approves the report of the Compensation Committee for inclusion in the Company’s proxy statement, makes recommendations to the Board of Directors with respect to the Company’s employee benefit plans, administers incentive, deferred compensation and equity based plans, and has the other responsibilities as set forth in its charter, as adopted by the Board of Directors, and such other matters as the Compensation Committee deems appropriate. For more information on the compensation of directors and officers of the Company, see the “Compensation Discussion and Analysis” and “Compensation” sections below.

Compensation Committee Interlocks and Insider Participation

          No members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries during the year ended March 31, 2009, or had any relationship otherwise requiring disclosure.

PROPOSAL 1

ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF
EACH OF THE NOMINEES LISTED BELOW.

          Our bylaws provide that the Board of Directors will consist of not less than three nor more than ten members, the actual number of directors to be determined by the Board of Directors from time to time. The Board of Directors has set the number of directors of the Board of Directors as of the Annual Meeting at seven.

          The holders of Common Stock (with holders of Series E Preferred voting alongside common) will elect seven directors at the Annual Meeting, each of whom will be elected to serve until the next annual meeting of stockholders and thereafter until their successors shall have been duly elected and shall have qualified. Unless a stockholder either indicates “withhold authority” on his proxy card or indicates on his proxy card that his shares should not be voted for certain nominees, it is intended that the persons named in the proxy will vote for the election of the persons named in the table below.

          Information with Respect to Nominees. The table below sets forth the name and age as of the Record Date of each nominee, and the period during which he has served on our Board of Directors. Each of the nominees for director has agreed to serve if elected and has consented to being named in this Proxy Statement.

Name	Age	Director Since

Jerry Treppel	55	November 2008
Ashok G. Nigalaye	57	June 2009
Jeenarine Narine	59	June 2009
Ram Potti	56	June 2009
Barry Dash, Ph. D.	77	April 2005
Chris Dick (1)	54	(2)
Jeffrey Whitnell	53	(3)

(1)	Mr. Dick also serves as our Chief Operating Officer, President and Acting Chief Executive Officer.

(2)	Mr. Dick previously served on our Board of Directors from October 2008 to June 2009, and is being nominated for re-election to the Board.

(3)	Newly nominated by the board of directors.

          Each of the persons nominated for election to our Board of Directors, with the exception of Mr. Whitnell, has previously served as a director on our board. The principal occupations and employment of each such person during the past five years is set forth below. In each instance in which dates are not provided in connection with a nominee’s business experience, such nominee has held the position indicated for at least the past five years.

          Jerry Treppel has served as Chairman of the Board of Directors since November 2008 and a Director since October 2008. Since 2003, Mr. Treppel has served as the managing member of Wheaten Capital Management LLC, a capital management company focusing on investment in the health care sector. In October 2008, Mr. Treppel was also appointed managing director of Ledgemont Capital Group LLC, a boutique merchant bank that provides access to capital and corporate advisory services to public and private companies. Over the past 20 years, Mr. Treppel was an equity research analyst focusing on the specialty pharmaceuticals and generic drug sectors at several investment banking firms including Banc of America Securities, Warburg Dillon Read LLC (now UBS), and Kidder, Peabody & Co. He previously served as a healthcare services analyst at various firms, including Merrill Lynch & Co. He also held administrative positions in the healthcare services industry early in his career. Since 2003, Mr. Treppel has served as a member of the board of directors of Akorn, Incorporated (NASDAQ: AKRX), a specialty pharmaceutical company engaged in the development, manufacturing and marketing of branded and multi-source pharmaceutical products and vaccines. Mr. Treppel also serves as the Chair of Akorn’s Nominating and Corporate Governance Committee and as a member of its Audit Committee and Compensation Committee. Mr. Treppel holds a BA in Biology from Rutgers College in New Brunswick, N.J., an MHA in Health Administration from Washington University in St. Louis, Mo., and an MBA in Finance from New York University. Mr. Treppel has been a Chartered Financial Analyst (CFA) since 1988.

          Ashok G. Nigalaye has served as a Director since June 24, 2009. Mr. Nigalaye was elected as a member of Elite’s Board in June 2009 as one of three directors designated by Epic pursuant to the terms of the Epic Strategic Alliance Agreement. Since July 2008, Mr. Nigalaye has been the President and Chief Executive Officer of Epic Pharma LLC, a manufacturer of generic pharmaceuticals and Elite’s strategic partner pursuant to the Epic Strategic Alliance Agreement. From August 1993 to February 2008, Mr. Nigalaye served as Vice President of Scientific Affairs and Operations of Actavis Totowa LLC, a manufacturer of generic pharmaceuticals, where he was responsible for directing and organizing company activities relating to pharmaceutical drug manufacturing, regulatory affairs and research and development. Mr. Nigalaye currently serves as a director of GTI Inc., a privately held company. Mr. Nigalaye holds a B.S. in Pharmacy from the University of Bombay, an M.S. in Industrial Pharmacy from Long Island University, and a Ph.D. in Industrial Pharmacy from St. John’s University. Mr. Nigalaye is also a licensed pharmacist in the State of New York.

          Jeenarine Narine has served as a Director since June 24, 2009. Mr. Narine was elected as a member of Elite’s Board in June 2009 as one of three directors designated by Epic pursuant to the terms of the Epic Strategic Alliance Agreement. Since July 2008, Mr. Narine has been the Executive Vice President of Manufacturing and Operations of Epic Pharma LLC, a manufacturer of generic pharmaceuticals and Elite’s strategic partner pursuant to the Epic Strategic Alliance Agreement, in which capacity he oversees all manufacturing operations. Mr. Narine is also the current President of Eniran Manufacturing Inc., a contract manufacturer of dietary and nutritional supplements, and has held such office since 2000. In addition, Mr. Narine has been since 1989 the President of A&J Machine Inc., a company owned by Mr. Narine that is engaged in the sales of new and used pharmaceutical manufacturing equipment. In addition to this professional experience, Mr. Narine graduated from the Guyana Industrial Institute, where he studied Metalology and Welding.

          Ram Potti has served as a Director since June 24, 2009. Mr. Potti was elected as a member of Elite’s Board in June 2009 as one of three directors designated by Epic pursuant to the terms of the Epic Strategic Alliance Agreement. Since July 2008, Mr. Potti has been the Vice President of Business Development of Epic Pharma LLC, a manufacturer of generic pharmaceuticals and Elite’s strategic partner pursuant to the Epic Strategic Alliance Agreement, in which capacity he handles the company’s new ventures and products. Mr. Potti is also the founder and current President of RSMB Investments LLC, an investment company that specializes in startup ventures in the healthcare and technology sectors. In addition, from 2002 to 2006, Mr. Potti was the President and Chief Operating Officer of Trigen Laboratories, a company which he founded that manufactures generic pharmaceutical products. Mr. Potti holds a B.S. in Chemistry from the University of Kerala, St. Albert’s College.

          Dr. Barry Dash has served as a Director since April 2005, a Member of the Audit Committee since April 2005, a Member of the Nominating Committee since April 2005 and a Member of the

Compensation Committee since June 2007. Dr. Dash has been since 1995 President and Managing Member of Dash Associates, L.L.C., an independent consultant to the pharmaceutical and health industries. From 1983 to 1996 he was employed by American Home Products Corporation (now known as Wyeth) its Whitehall-Robins Healthcare Division, initially as Vice President of Scientific Affairs, then Senior Vice President of Scientific Affairs and then Senior Vice President of Advanced Technologies during which time he personally supervised six separate departments: Medical and Clinical Affairs, Regulatory Affairs, Technical Affairs, Research and Development, Analytical R&D and Quality Management/Q.C. Dr. Dash had been employed by the Whitehall Robins Healthcare Division from 1960 to 1976, during which time he served as Director of Product Development Research, Assistant Vice President of Product Development and Vice President of Scientific Affairs. Dr. Dash had been employed by J.B. Williams Company (Nabisco Brands, Inc.) from 1978 to 1982. From 1976 to 1978 he was Vice President, Director of Laboratories of the Consumer Products Division of American Can Company. He currently serves on the board of GeoPharma, Inc. (NASDQ: GORX) Dr. Dash holds a Ph.D. from the University of Florida and M.S. and B.S. degrees from Columbia University where he was Assistant Professor at the College of Pharmaceutical Sciences from 1956 to 1960. He is a member of the American Pharmaceutical Association, the American Association for the Advancement of Science and the Society of Cosmetic Chemist, American Association of Pharmaceutical Scientists, Drug Information Association, American Foundation for Pharmaceutical Education, and Diplomate American Board of Forensic Examiners. He is the author of scientific publications and patents in the pharmaceutical field.

          Chris Dick has served as Chief Operating Officer since October 2008, acting Chief Executive Officer since November 2008, and President since April 2009; and a Director from October 20, 2008 to June 24, 2009. Mr. Dick began at Elite in November 2002 as Vice President of Business Development. Since March 2002, Mr. Dick has been Executive Vice President of Corporate Development. From 1999 to 2002, Mr. Dick served as Director of Business Development for Elan Drug Delivery, Inc. responsible for licensing and business development of Elan’s portfolio of drug delivery technologies. From 1978 to 1999, he held various business and technical positions at FMC Corporation which included responsibility for business development and marketing for EnTec, a drug delivery business unit within FMC Corporation’s Pharmaceutical Division and marketing for its pharmaceutical functional coatings product line. Mr. Dick holds an M.B.A. from the Stern School of Business, New York University, and a B.S. and M.S. in Chemical Engineering from Cornell University.

          Jeffrey Whitnell is recommended by the Board for election as a Board member. Jerry Treppel, the Chairman of the Board, a non-management director and holder of Elite shares (555,000 share of common and 882,113 warrants) nominated Mr. Whitnell. Based on information available to the Board, the Board believes that Mr. Whitnell meets the requirements of an “audit committee financial expert” as defined under applicable rules under the Securities Exchange Act of 1934, as amended. Mr. Whitnell previously served as Chief Financial Officer and Senior Vice President of Finance at Akorn, Inc. between June 2004 to June 2009. Prior to that, Mr. Whitnell was Vice President of Finance and Treasurer for Ovation Pharmaceuticals from 2002 to April 2004 and Vice President of Finance and Treasurer for MediChem Research from 1997 to 2001. Before 1997, he held various finance positions at Akzo Nobel and Motorola. Mr. Whitnell began his career as an auditor at Arthur Andersen & Co. He is a certified public accountant and holds an M.B.A. in Finance from University of Chicago and a B.S. in Accounting from University of Illinois.

          There is no family relationship between the nominees.

NAMED EXECUTIVE OFFICERS AND KEY EMPLOYEES

          The named executive officers and key employees for the fiscal year ending March 31, 2009 were Chris C. Dick, President, Chief Operating Officer and acting Chief Executive Officer; Mark I. Gittelman, Chief Financial Officer, Secretary and Treasurer until June 30, 2009; Stuart Apfel, Chief Medical Officer and Chief Scientific Officer; and Dr. Charan Behl, Head of Technical Affairs until November 3, 2008 and a consultant of Elite since November 3, 2008; Bernard J. Berk, our President, Chief Executive Officer and Chairman until November 6, 2008; and Veerapan Subramanian, our Chief Scientific Officer until April 24, 2008.

          On July 1, 2009, we appointed Carter J. Ward as our Chief Financial Officer, replacing Mark I. Gittelman, who served as the Registrant’s Chief Financial Officer through the same date.

          These individuals are referred to collectively as the “Named Executive Officers.”

Executive Officers

          The following is a list of our officers and key employees, and each such person’s biographical information:

Name	Age	Title

Chris Dick	54	Chief Operating Officer, President and Acting Chief Executive Officer
Carter Ward	45	Chief Financial Officer, Secretary and Treasurer
Stuart Apfel	49	Chief Scientific Officer and Chief Medical Officer
Mark I. Gittelman (1)	49	Former Chief Financial Officer, Secretary and Treasurer

(1)

Mr. Gittelman served as our Chief Financial Officer until July 1, 2009, when Mr. Carter Ward was appointed as his successor; additionally, Mr. Ward replaced Mr. Gittelman as Secretary and Treasurer on August 13, 2009.

          The principal occupations and employment of each such person during the past five years is set forth below (for the biographical summary of Mr. Chris Dick, see section above). In each instance in which dates are not provided in connection with a nominee’s business experience, such nominee has held the position indicated for at least the past five years.

          Carter Ward was appointed as our Chief Financial Officer on July 1, 2009, and as our Secretary and Treasurer on August 13, 2009. Since June 2009, Mr. Ward has been engaged by Epic as a consultant and the services provided by Mr. Ward to Epic pursuant to such engagement include, but are not limited to, consulting on matters relating to the finances, business development and operations of Epic. Prior to joining the Registrant, from July 2005 to April 2009, Mr. Ward filled multiple finance and supply chain leadership roles with Actavis Group and its U.S. subsidiary Amide Pharmaceuticals. From September 2004 to June 2005, Mr. Ward was a consultant, mainly engaged in improving internal controls and supporting Sarbanes-Oxley compliance of Centennial Communications Inc., a NASDAQ listed wireless communications provider. From 1999 to September 2004, Mr. Ward was the Chief Financial Officer for Positive Healthcare/Ceejay Healthcare, a U.S.-Indian joint venture engaged in the manufacture and distribution of generic pharmaceuticals and nutraceuticals in India. Mr. Ward began his career as a certified public accountant in the audit department of KPMG and is a certified public accountant. Mr.

Ward holds a B.S. in Accounting from Long Island University, Brooklyn, NY, from where he graduated summa cum laude.

          Dr. Stuart Apfel has served as Chief Medical Officer since January 2008 and Chief Scientific Officer since April 2008. Dr. Apfel is also the founder and current President of Parallax Clinical Research, a New York-based consulting firm that provides strategic and practical assistance with clinical trial protocol design, planning, initiating and management to biotechnology and small pharmaceutical companies with making the transition from the bench to a clinical development program, and in this capacity he had served as a consultant to Elite from January 2007 through December 2007. From 2004 to 2006, Dr. Apfel was employed at DOV Pharmaceuticals, Inc. (OTC:DOVP), initially as a director of clinical research and then as a senior director of clinical research. From 2000 to 2004, Dr. Apfel was employed at Purdue Pharma L.P. Dr. Apfel initially worked as an associate director of clinical research at Purdue Pharma L.P. and then was promoted to a director of clinical research. Dr. Apfel is a board certified neurologist, and is currently on faculty as Associate Professor of Neurology at the Albert Einstein College of Medicine and at Downstate Medical School, where he continues to teach. From 1990 to 2000, he was a full time faculty member in the departments of Neurology and Neuroscience at Albert Einstein College of Medicine, where his research focused on the application of neurotrophic factors to neurologic disease.

          Mark I. Gittelman our former Chief Financial Officer, Secretary and Treasurer of the Company, and is also the President of Gittelman & Co., P.C., an accounting firm in Clifton, New Jersey. Prior to forming Gittelman & Co., P.C. in 1984, he worked as a certified public accountant with the international accounting firm of KPMG Peat Marwick, LLP. Mr. Gittelman holds a B.S. in accounting from New York University and a Masters of Science in Taxation from Fairleigh Dickinson University. He is a Certified Public Accountant licensed in New Jersey and New York, and is a member of the American Institute of Certified Public Accountants (“AICPA”), and the New Jersey State and New York State Societies of CPAs. Other than Elite Labs, no company with which Mr. Gittelman was affiliated in the past was a parent, subsidiary or other affiliate of the Company. Mr. Gittelman served as our Chief Financial Office until July 1, 2009, and our Secretary and Treasurer until August 13, 2009. Carter Ward was appointed as our Chief Financial Officer on July 1, 2009, and as our Secretary and Treasurer on August 13, 2009.

          There is no family relationship among the directors and executive officers named above.

          There is no past, pending or, to our knowledge, threatened litigation or administrative action to which any director, officer or affiliate of the Company, holders of over 5% of any class of voting securities of the Company, or any associate of any of the foregoing persons are a party, which is adverse to us or, or in which such persons have a material interest that is adverse to us.

PROPOSAL 2

APPROVAL AND RATIFICATION OF AMENDMENT TO THE CERTIFICATE OF
INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK, REDUCE
AUTHORIZED PREFERRED, AND REDUCE THE PAR VALUE OF COMMON STOCK

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2

          The Company is currently authorized to issue 210,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. The Company’s Board of Directors, subject to stockholder approval, has adopted an amendment to the Certificate of Incorporation (the “Charter Amendment”) that would increase the number of authorized shares of Common Stock from 210,000,000 to 355,516,558, reduce the authorized shares of Preferred Stock from 5,000,000 to 4,483,442 and reduce the par value of the authorized shares of Common Stock from $0.01 to $0.001 per share. If the Charter Amendment is approved by Company’s stockholders, ARTICLE FOURTH of the Certificate of Incorporation will read as follows:

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Three Hundred Sixty Million (360,000,000) shares, consisting of Four Million Four Hundred Eighty-Three Thousand Four Hundred Forty-Two (4,483,442) shares of Preferred Stock, par value $0.01 per share, and Three Hundred Fifty-Five Million Five Hundred Sixteen Thousand Five Hundred Fifty-Eight (355,516,558) shares of Common Stock, par value of $0.001 per share.

Subject to the provisions of Section 151 of the General Corporation Law, the Board of Directors or any authorized committee thereof of the Corporation is authorized to issue the shares of Preferred Stock in one or more series and determine the number of shares constituting each such series, the voting powers of shares of each such series and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as set forth in a resolution or resolutions of the Board of Directors.

          On August 10, 2009, the Company had 74,285,579 outstanding shares of Common Stock, exclusive of 100,000 treasury shares, 574,076 shares of Common Stock reserved for issuance upon conversion of outstanding Series B 8% Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), 3,365,217 shares of Common Stock reserved for issuance upon conversion of outstanding Series C 8% Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), 45,222,205 shares of Common Stock reserved for issuance upon conversion of outstanding Series D Convertible Preferred Stock, par value $0.01 per share, 20,000,000 shares of Common Stock reserved for issuance upon conversion of outstanding Series E Convertible Preferred Stock (“Series E Preferred Stock”), 2,879,900 shares of Common Stock reserved for issuance upon exercise of outstanding options and 85,469,740 shares of Common Stock reserved for issuance upon exercise of outstanding warrants which in total exceeds our authorized shares of Common Stock available by approximately 22.2 million. In addition, we do not have reserve common stock to cover the exercise of a warrant held by Epic, and common stock issuable upon conversion of Series E Preferred Stock that is anticipated to be issued by us in the future.

          The Company has not increased its authorized shares of Common Stock since December 19, 2008, at which time its authorized shares of Common Stock were increased from 150,000,000 shares to 210,000,000 shares.

Purpose of Proposal 2 – Strategic Alliance Agreement with Epic Pharma, LLC and Epic Investments, LLC

Sale and Issuance of Series E Preferred Stock and Warrants to Epic Investments, LLC

          The purpose of the proposed increase in the number of authorized shares of Common Stock and the decrease in the authorized shares of Preferred Stock is to satisfy the Company’s obligation pursuant to the Strategic Alliance Agreement, dated as of March 18, 2009, by and among the Company, on the one hand, and Epic Pharma, LLC (“Epic”) and Epic Investments, LLC (“Epic Investments”), on the other hand, as amended on April 30, 2009, June 1, 2009 and July 28, 2009 (as amended, the “Epic Alliance Agreement”), which requires that the Charter Amendment be approved by our shareholders on or before October 30, 2009. Pursuant to the Epic Alliance Agreement, we sold to Epic Investments at an initial closing on June 3, 2009 1,000 shares of Series E Preferred Stock, which are convertible into 20,000,000 shares of Common Stock, and a seven-year warrant to purchase 20,000,000 shares of Common Stock at an exercise price of $0.0625 per share, for an aggregate purchase price of $1,000,000, as reported in our Current Report on Form 8-K filed with the SEC on June 5, 2009. At a second closing, scheduled to occur on the fifth trading day following approval of the Charter Amendment by our shareholders, we will sell to Epic Investments an additional 1,000 shares of Series E Preferred Stock, which will be convertible into 20,000,000 shares of Common Stock, and a seven-year warrant to purchase 40,000,000 shares of Common Stock at an exercise price of $0.0625 per share, for an aggregate purchase price of $1,000,000. At a third closing scheduled to occur on June 4, 2010, we will sell to Epic Investments an additional 1,000 shares of Series E Preferred Stock, convertible into 20,000,000 shares of Common Stock, and a seven-year warrant to purchase 40,000,000 shares of Common Stock at an exercise price of $0.0625 per share, for an aggregate purchase price of $1,000,000. The warrants issued at these three closings may only be exercised by payment of the applicable cash exercise price, and the exercise price is subject to downward adjustment based on a weighted average formula in the event the Company sells shares of Common Stock or equivalents, or grants rights to acquire Common Stock or equivalents, at a price less than the exercise price of such warrants, except with respect to certain exempt issuances, if such adjustment would result in a reduction of at least 1%. Pursuant to the Epic Alliance Agreement, we will use the net proceeds from the sale of our Series E Preferred Stock and warrants primarily for the development and clinical support of our Elite Pain Products (ELI -154 and ELI -216) and general corporate purposes and not for the satisfaction of any portion of the Company’s debt (other than payment of trade payables in the ordinary course of the Company’s business and consistent with prior practices), to redeem securities of the Company or to settle any outstanding litigation.

Terms of the Series E Preferred Stock

          The terms of the Series E Preferred Stock are set forth in a Certificate of Designation of Preferences, Rights and Limitations of Series E Preferred Stock filed with the Secretary of State of Delaware (the “Series E Certificate”), which is attached as an exhibit to our Current Report on Form 8-K filed with the SEC on June 5, 2009. Pursuant to the Series E Certificate, each share of Series E Preferred Stock has a stated value equal to $1,000 (the “Stated Value”). So long as any Series E Preferred Stock remain outstanding, the Company will not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends payable under the current terms of its Series D Preferred Stock) unless Epic Investments first receives, or simultaneously receives, a dividend on each outstanding share of Series E Preferred Stock in an amount equal to the dividend Epic Investments would have been entitled to receive upon conversion, in full, on one share of Series E Preferred Stock immediately prior to the record date for determination of holders entitled to receive such dividend.

          On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting),

Epic Investments will be entitled to cast the number of votes equal to the number of shares of Common Stock into which the shares of Series E Preferred Stock held by Epic Investments are convertible as of the record date for determining the stockholders entitled to vote on such matter, voting together with the Common Stock holders has a single class, except as otherwise provided by applicable law or the Series E Certificate.

          Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), Epic Investments will be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the Stated Value for each share of Series E Preferred Stock held by Epic Investments before any distribution or payment will be made to the holders of Common Stock, the Series B Preferred Stock, the Series C Preferred Stock and all other securities convertible into or exercisable for Common Stock, other than (i) the Series D Preferred Stock and (ii) any securities which are explicitly senior or pari passu to the Series E Preferred Stock in dividend rights or liquidation preference (such securities, “Junior Securities”). Upon a Liquidation, the Series E Preferred Stock will rank (a) pari passu with the Series D Preferred Stock and (b) senior to any Junior Securities, including, without limitation, the Series B Preferred Stock and the Series C Preferred Stock. If the assets of the Company will be insufficient to pay in full such amounts, then the entire assets to be distributed to Epic Investments and the holders of all outstanding shares of Series D Preferred Stock will be ratably distributed among Epic Investments and such holders of Series D Preferred Stock in accordance with the respective amounts that would be payable on the shares of Series E Preferred Stock owned by Epic Investments and such shares of Series D Preferred Stock if all amounts payable thereon were paid in full.

          Each share of Series E Preferred Stock is initially convertible at a conversion price of $0.05 per share (the “Conversion Price”) into 20,000 shares of Common Stock. The Conversion Price is subject to adjustment for certain events, including, without limitation, dividends, stock splits, combinations and the like. The Conversion Price is also subject to adjustment for (a) the sale of Common Stock or securities convertible into or exercisable for Common Stock at a price less than the then applicable conversion price, for which Epic Investments’ consent was not required under the Series E Certificate, (b) the issuance of Common Stock in lieu of cash in satisfaction of the Company’s dividend obligations on shares of outstanding shares of Series B Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock, and (c) the issuance of Common Stock as a result of any holder of Series D Preferred Stock exercising its right to require the Company to redeem all of such holder’s shares of Series D Preferred Stock pursuant to the terms thereof. The effect of the adjustments described under clauses (b) and (c) above are to cause the Series E Preferred Stock to remain convertible into an equivalent percentage of the Common Stock of the Company as it was immediately prior to the issuance described in those clauses.

          At any time following the date upon which there are no outstanding Series B, C or D Preferred Stock outstanding the Company may automatically convert all of the then outstanding shares of Series E Preferred Stock into Common Stock at the then effective Conversion Price (such automatic conversion, the “Forced Conversion”), if, after giving effect to the Forced Conversion, the shares of Common Stock issuable to Epic Investments upon such Forced Conversion plus the number of shares of Common Stock owned by Epic Investments immediately prior to such Forced Conversion will equal a number of shares of Common Stock that is greater than fifty percent (50%) of the then outstanding Common Stock.

Milestone Issuances of Common Stock and Warrants to Epic Investments, LLC

          Pursuant to the Epic Alliance Agreement, Epic will occupy a portion of the Company’s facility and use the Company’s equipment for the purpose of developing (i) at least four control release products (the “Identified CR Products”) and (ii) at least four immediate release products (the “Identified IR Products”).

          Epic will also use a portion of the Company’s facility and use the Company’s equipment for the purpose of developing (x) additional control release products of Epic (the “Additional CR Products”), and/or (y) additional immediate release products of Epic (the “Additional IR Products”).

          As additional consideration for Epic’s use and occupancy of a portion of the Company’s facility and use of the Company’s property and the issuance and delivery by the Company to Epic Investments of the Milestone Shares (as defined below) and Milestone Warrants (as defined below), for the period beginning on the first commercial sale of each product described above and continuing for a period of ten years thereafter (measured independently for each product), Epic will pay the Company a cash fee equal to fifteen percent of the profit, if any, on each of the products.

          With respect to each Identified CR Product and Additional CR Product developed by Epic at the Company’s facility: (i) the Company will issue and deliver to Epic Investments a seven year warrant to purchase up to 10,000,000 shares of Common Stock, at an exercise price of $0.0625, following the receipt by the Company from Epic of each written notice of Epic’s receipt of an acknowledgement from the U.S. Food and Drug Administration (“FDA”) that the FDA accepted for filing an Abbreviated New Drug Application (“ANDA”) for such Identified CR Products and/or Additional CR Products, up to a maximum of four such warrants for the right to purchase up to an aggregate of 40,000,000 shares of Common Stock (such warrants, the “CR Related Warrants”), and (ii) the Company will issue and deliver to Epic Investments 7,000,000 shares of Common Stock following the receipt by the Company from Epic of each written notice of Epic’s receipt from the FDA of approval for such Identified CR Products and/or Additional CR Products, up to a maximum of an aggregate of 28,000,000 shares of Common Stock (such shares, the “CR Related Shares”).

          With respect to each Identified IR Product and Additional IR Product developed by Epic at the Facility, (i) the Company will issue and deliver to Epic Investments a seven year warrant to purchase up to 4,000,000 shares of Common Stock, at an exercise price of $0.0625, following the receipt by the Company from Epic of each written notice of Epic’s receipt of an acknowledgement from the FDA that the FDA accepted for filing an ANDA for such Identified IR Products and/or Additional IR Products, up to a maximum of four such warrants for the right to purchase up to an aggregate of 16,000,000 shares of Common Stock (such warrants, together with the CR Related Warrants, the “Milestone Warrants”), and (ii) the Company will issue and deliver to Epic Investments 3,000,000 shares of Common Stock following the receipt by the Registrant from Epic of each written notice of Epic’s receipt from the FDA of approval for such Identified IR Products and/or Additional IR Products, up to a maximum of an aggregate of 12,000,000 shares of Common Stock (such shares, together with the CR Related Shares, the “Milestone Shares”). The Milestone Warrants may only be exercised by payment of the applicable cash exercise price, and the exercise price is subject to downward adjustment based on a weighted average formula in the event the Company sells shares of Common Stock or equivalents, or grants rights to acquire Common Stock or equivalents, at a price less than the exercise price of such warrants, except with respect to certain exempt issuances, if such adjustment would result in a reduction of at least 1%.

Other Purposes and Consequences of Proposal 2

          In addition to increasing the authorized Common Stock to a number sufficient to meet our obligations under the Epic Alliance Agreement, the increase in our authorized Common Stock will provide more shares for general corporate purposes, including raising additional capital, stock issuances under employee stock option plans, possible future acquisitions and stock dividends and splits. The Board of Directors believes that an increase in the total number of shares of authorized Common Stock will help the Company to meet its future needs and give it greater flexibility in responding quickly to advantageous business opportunities. In the event that the Board of Directors deems it to be in the best interest of the

Company to issue additional shares of Common Stock or securities convertible, exercisable or exchangeable for shares of Common Stock and the price per share of Common Stock in such issuance is below certain dollar amounts set forth in the Company’s Certificate of Designations of Preferences, Rights and Limitations of the Company’s Series B Preferred Stock and Series C Preferred Stock and Series E Preferred Stock or set forth in the terms of any outstanding warrants or options which contain anti-dilution protection provisions, the number of shares of Common Stock as to which such securities may be converted or exercised shall increase.

          In the absence of a substantial increase in the number of authorized shares of Common Stock, the Company will be greatly disadvantaged in its ability to undertake any future fundraising through the sale of Common Stock or securities convertible, exchangeable or exercisable for shares of Common Stock, including in connection with the second and third closings under the Epic Alliance Agreement, which cannot proceed without adoption of the Charter Amendment. Other than in connection with the Epic Alliance Agreement, the Company currently does not have any definitive terms with respect to any plan, commitment, arrangement, understanding or agreement, either oral or written, regarding the issuance of Common Stock or securities convertible, exchangeable or exercisable for shares of Common Stock, subsequent to the increase in the number of available authorized shares of Common Stock.

          The Company’s issuance of shares of Common Stock or Preferred Stock, including the additional shares of Common Stock that will be authorized if the proposed Charter Amendment is adopted, may dilute the equity ownership position of current holders of Common Stock and may be made without stockholder approval, unless otherwise required by applicable laws or stock exchange regulations.

          The additional authorized but unissued shares of the Company’s Common Stock or the issuance of additional shares of Preferred Stock could be used to make a change in control of the Company more difficult and expensive. Under certain circumstances, such shares could be used to create impediments to or frustrate persons seeking to cause a takeover or to gain control of the Company. Such shares could be sold to purchasers who might side with the Board of Directors in opposing a takeover bid that the Board of Directors determines not to be in the best interests of its stockholders. The Charter Amendment might also have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of the Common Stock, to acquire control of the Company with a view to consummating a merger, sale of all or part of the Company’s assets, or a similar transaction, since the issuance of new shares could be used to dilute the stock ownership of such person or entity.

FINANCIAL AND OTHER INFORMATION

          The financial statements of the Company, including the consolidated financial statements for the years ended March 31, 2009, 2008 and 2007, including management’s discussion and analysis of financial condition and result of operations, and quantitative and qualitative disclosures about market risk for the said periods, may be found in our Annual Report on form 10-K for the year ended March 31, 2009, which information is incorporated by reference. Our financial statements for the three month period ending June 30, 2009, including management’s discussion and analysis of financial condition and result of operations, and quantitative and qualitative disclosures about market risk for the said period, may be found in our Quarterly Report on Form 10-Q filed on August 19, 2009, which information is incorporated by reference.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3

          The Board of Directors, subject to stockholder approval, appointed Rosen Seymour Shapss Martin & Company LLP (“Rosen Seymour”) as our independent auditors for our financial statements for the fiscal year ending March 31, 2010. The affirmative vote of a majority of votes properly cast on this proposal at the Annual Meeting is required to ratify such selection.

          Stockholder ratification of the appointment is not required by our Certificate of Incorporation or bylaws or otherwise. If our stockholders fail to ratify the appointment, the Board of Directors will reconsider whether to retain that firm. Even if the appointment is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accounting firm if the Board of Directors determines that such a change would be in our best interests and the best interests of our stockholders.

          Effective January 1, 2009, the independent auditing firm Miller, Ellin & Company, LLP (“Miller Ellin”) consummated a merger of its practice into the practice of Rosen Seymour, with Rosen Seymour succeeding to the business and operations of Miller Ellin, subject to certain conditions and exceptions, as agreed upon by the parties under the terms of the merger. Upon consummation of the merger of accounting firms on January 1, 2009, Miller Ellin effectively resigned as Elite’s independent accountant, and Rosen Seymour, pursuant to the terms of its agreement with Miller Ellin, became Elite’s new independent accountant and principal accountant to audit its financial statements, as the successor in interest of Miller Ellin.

           Miller Ellin (now Rosen Seymour) has audited our consolidated financial statements since 1997. A representative of that firm is expected to be present at the Annual Meeting, and will have an opportunity to make a statement to the stockholders and will be available to respond to appropriate questions.

          The following table presents fees for professional audit services rendered by Rosen Seymour for the audits of our annual financial statements for the years ended March 31, 2009 and 2008.

	2009	2008

Audit Fees(1)	$90,315	$52,847
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

(1)	Audit Fees relate to the audit of our financial statements and reviews of financial statements included in our quarterly reports on Form 10-Q.

          Our audit committee pre-approves all audit and non-audit services provided by our independent auditor, as described in the audit committee’s charter. The audit committee considers whether the provision of other non-audit services is compatible with the auditor’s independence. All of the above fees were billed to us by our independent auditor for the services categorized above, and all such services were pre-approved by our audit committee. Audit fees included fees associated with the audit of our year-end financial statements (including internal control evaluation and reporting) and the review of documents filed with the Securities and Exchange Commission, including our quarterly reports on Form 10-Q and annual report on Form 10-K. We incurred no audit-related fees, tax fees, or other fees.

AUDIT COMMITTEE REPORT

          The audit committee’s primary responsibilities are to monitor the integrity of our financial statements and reporting process and systems of internal controls regarding finance and accounting and to monitor our compliance with legal and regulatory requirements, including disclosures and procedures. The committee also has the responsibility to evaluate our independent auditor’s qualifications, independence and performance as well as to evaluate the performance of the internal audit function.

          Management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. The independent auditors are responsible for auditing the annual financial statements prepared by management and expressing an opinion as to whether those financial statements conform with accounting principles generally accepted in the United States of America. The audit committee reviewed and discussed the audited financial statements with management and our independent auditors. The audit committee has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended. In addition, the audit committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, and has discussed with the independent accountant the independent accountant’s independence.

          Based upon the review and discussions described in this report, a majority of the audit committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009 that has been filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Robert J. Levenson
Barry Dash
Melvin Van Woert

          The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

          The following table sets forth certain information, as of June 23, 2009 (except as otherwise indicated), regarding beneficial ownership of our Common Stock by (i) each person who is known by us to own beneficially more than 5% of the Common Stock, (ii) each of our directors and nominees for director, (iii) each of the Named Executive Officers (as defined below) and (iv) all our directors and executive officers as a group. On June 23, 2009, we had 69,969,781 shares of Common Stock outstanding (exclusive of 100,000 treasury shares). The 1,000 shares of Series E Preferred Stock outstanding as of June 23, 2009 are entitled to vote, on an as-converted basis, with the Common Stock on any matter presented to the holders of our Common Stock for their action or consideration at any meeting of our stockholders (or by written consent of stockholders in lieu of meeting). The 895.5590 shares of Series B Preferred Stock, 5,418 shares of Series C Preferred Stock and 9,059.4410 shares of Series D Preferred Stock outstanding as of June 23, 2009 are nonvoting. As of June 23, 2009, none of the individuals listed below beneficially owned any shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, except for the following (as further described in the footnotes to the table): (a) 1,000 shares of Series E Preferred Stock were beneficially owned by Messrs. Ashok G. Nigalaye, Jeenarine Narine and Ram Potti, (b) 3,986 shares of Series D Preferred Stock were beneficially owned by Midsummer Capital LLC and (c) 2,084.4410 shares of Series D Preferred Stock were beneficially owned collectively by Bushido Capital Master Fund LP and BCMF Trustees LLC. There are currently no shares of Series A Preferred Stock outstanding.

          As used in the table below and elsewhere in this Proxy Statement, the term beneficial ownership with respect to a security consists of sole or shared voting power, including the power to vote or direct the vote, and/or sole or shared investment power, including the power to dispose or direct the disposition, with respect to the security through any contract, arrangement, understanding, relationship, or otherwise, including a right to acquire such power(s) during the 60 days immediately following June 23, 2009. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

Name and Address of Beneficial Owner of Common Stock	Amount and Nature of Beneficial Ownership		Percent (%) of Class Beneficially Owned

Chris Dick, President, Chief Operating Officer and Acting Chief Executive Officer*	885,287	(1)	1.25

Carter Ward, Chief Financial Officer, Treasurer and Secretary (14)	0		*

Robert J. Levenson, Director*	90,000	(2)	*

Melvin Van Woert, Director*	120,000	(3)	*

Barry Dash, Director*	163,761	(4)	*

Jerry Treppel, Chairman of the Board and Director*	1,856,172	(5)	2.60

Ashok G. Nigalaye*	60,000,000	(6)	46.16

Jeenarine Narine*	60,000,000	(6)	46.16

Ram Potti*	60,000,000	(6)	46.16

Mark I. Gittelman, Chief Financial Officer until June 30, 2009*	76,666	(7)	*

Stuart Apfel, Chief Scientific Officer and Chief Medical Officer*	0	(8)	*

Epic Pharma, LLC 227-15 North Conduit Ave. Laurelton, NY 11413	60,000,000	(6)	46.16

Trellus Management Company Adam Usdan 350 Madison Avenue, 9th Floor New York, New York 10017	28,672,715	(9)	30.52

Davidson Kempner Partners 65 East 55th Street, 19th Floor New York, NY 10022	4,948,447	(10)	6.61

Midsummer Capital LLC Scott D. Kaufman 295 Madison Ave., 38th Floor New York, NY 10017	24,687,310	(11)	26.08

Bushido Capital Partners Ronald S. Dagar 145 E. 57th St., 11th Floor New York, NY 10022	14,328,847	(12)	17.02

All Directors and Officers as a group***	63,191,886	(13)	47.62

* The address is c/o Elite Pharmaceuticals Inc., 165 Ludlow Avenue, Northvale, NJ 07647.

** Less than 1%

*** As of June 23, 2009.

(1)	Includes options to purchase 850,000 shares of Common Stock and warrants held by Mr. Dick and Hedy Rogers as joint tenants to purchase 10,479 shares of Common Stock.

(2)	Represents options to purchase shares of Common Stock.

(3)	Represents options to purchase shares of Common Stock.

(4)

Based on information contained in the Form 4 filed with the SEC on January 28, 2008 and the Company’s records as of June 23, 2009. Includes options to purchase 120,000 shares of Common Stock, warrants to purchase 15,009 shares of Common Stock, and 28,932 shares of Common Stock.

(5)

Based on information contained in the Form 3 filed with the SEC on November 6, 2008 and the Company’s records as of June 23, 2009. Includes an option to purchase up to 180,000 shares of Common Stock held by Mr. Treppel; also includes warrants to purchase up to 1,257,113 shares of Common Stock and 419,059 shares of Common Stock held by Wheaten HealthCare Partners, LP, of which Mr. Treppel is a general partner.

(6)

Based on information in the Schedule 13D filed jointly on June 12, 2009 by Epic Pharma, LLC (“Epic Pharma”), Epic Investments, LLC (“Epic Investments”), Ashok G. Nigalaye, Jeenarine Narine and Ram Potti and the individual Forms 3 filed on June 12, 2009 by each of Epic Pharma and Messrs. Nigalaye, Narine and Potti. Represents 1,000 shares of Series E Preferred Stock convertible into 20,000,000 shares of Common Stock and a warrant to purchase 40,000,000 shares of Common Stock held by Epic Investments, LLC, a Delaware limited liability company. Messrs. Nigalaye, Narine and Potti are executive officers and equity owners of Epic Pharma, LLC, a Delaware limited liability company, and Epic Investments, LLC, a Delaware limited liability company. Epic Pharma, LLC is an equity owner of Epic Investments, LLC. Epic Pharma LLC and Messrs. Nigalaye, Narine and Potti share voting and investment control over, and are indirect beneficial owners of, the shares. The interest of Epic Pharma LLC and Messrs. Nigalaye, Narine and Potti in the shares is limited, and each disclaims beneficial ownership of such shares except to the extent of its pecuniary interest in Epic Investments, LLC.

(7)	Represents options to purchase shares of Common Stock.

(8)	Mr. Apfel’s options to purchase 400,000 shares of Common Stock expired on January 16, 2009.

(9)

Based on information provided by Trellus Management Company, LLC (“TMC”), Trellus Partners L.P (“TPLP”), Trellus Partners II L.P. (“TPLP II”) and Trellus Offshore Fund Limited (“TOF”), Trellus Small Cap Opportunity Fund L.P. (“TSC”), Trellus Small Cap Offshore Opportunity Fund Ltd. (“TSCOOF”) and Adam Usdan (“Usdan” and, together with TMC, TPLP, TPLP II, TOF, TSC and TSCOOF, the “Trellus Entities”) in the Schedule 13D filed jointly by the Trellus Entities with the SEC on March 6, 2009, and on information provided to the Company in connection with the Company’s Current Report on Form 8-K, dated March 23, 2009, and filed with the SEC on March 27, 2009. Includes an aggregate of 23,969,652 shares of Common Stock held collectively by Trellus Partners L.P (“TPLP”), Trellus Partners II L.P. (“TPLP II”) and Trellus Offshore Fund Limited (“TOF” and, together with TPLP and TPLP II, the “Trellus Entities”) and warrants to purchase up to 4,703,063 shares of Common Stock held collectively by the Trellus Entities. TMC is the investment adviser to TPLP, TPLP II, TOF, TSC, and TSCOOF. Mr. Usdan is the controlling principal and chief investment officer of TMC. Mr. Usdan and TMC share voting power and dispositive power over the shares. Pursuant to the terms of the warrants, the number of shares of Common Stock into which the warrants are exercisable is limited to that number of shares of Common Stock which would result in the Trellus Entities, together with their affiliates, having aggregate beneficial ownership of not more than 4.99% of the total number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon any exercise of the warrants, provided, however, that such beneficial ownership limitation may be increased at the election of the Trellus Entities to 9.99% upon at least 61 days’ prior notice to the Company.

(10)

Based on information provided to the Company as of June 26, 2009 and contained in the Schedule 13G/A filed with the SEC on February 17, 2009 jointly by Davidson Kempner Healthcare International Ltd. (“DKHI”) and its affiliates, Davidson Kempner Partners (“DKP”), Davidson Kempner Institutional Partners, L.P. (“DKIP”), M.H. Davidson & Co. (“CO”), Davidson Kempner International, Ltd. (“DKIL”), Davidson Kempner Healthcare Fund LP (“DKHF” and, together with DKHI, DKP, DKIP, CO and DKIL, the “DK Entities”), MHD Management Co. (“MHD”), Davidson Kempner Advisors Inc. (“DKAI”), Davidson Kempner International Advisors, L.L.C. (“DKIA”), DK Group LLC (“DKG”), DK Management Partners LP (“DKMP”), DK Stillwater GP LLC (“DKS”), Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Eric P. Epstein, Anthony A. Yoseloff, Avram Z. Friedman and Conor Bastable. Includes warrants to purchase an aggregate of 4,948,447 shares of Common Stock held collectively by the DK Entities. Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson,

Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Eric P. Epstein, Anthony A. Yoseloff, Avram Z. Friedman and Conor Bastable (collectively, the “Principals,” and together with the DK Entities, the “DK Reporting Persons”), are the general partners of CO and MHD, the sole managing members of DKIA and DKG and the sole stockholders of DKAI. Messrs. Thomas L. Kempner, Jr. and Timothy I. Levart are Executive Managing Member and Deputy Executive Managing Member, respectively, of DKS. Each of Messrs. Kempner and Levart, together with Messrs. Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman and Conor Bastable are limited partners of DKMP. The partners, members or stockholders of each of the DK Reporting Persons, including the Principals, have the right to participate in the receipt of proceeds from the sale of the shares held for the account of such DK Reporting Person in accordance with their ownership interests in such DK Reporting Person. The DK Reporting Persons disclaim all beneficial ownership as affiliates of a registered investment adviser, and, in any case, disclaim beneficial ownership except as to the extent of their pecuniary interest in the shares. Each of the Reporting Persons certified in the aforesaid Schedule 13G/A that, to the best of its knowledge and belief, the securities referred to were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Company and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. Pursuant to the terms of the warrants, the number of shares of Common Stock into which the warrants are exercisable is limited to that number of shares of Common Stock which would result in the DK Entities, together with their affiliates, having aggregate beneficial ownership of not more than 4.99% of the total number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon any exercise of the warrants, provided, however, that such beneficial ownership limitation may be increased at the election of the DK Entities to 9.99% upon at least 61 days’ prior notice to the Company.

(11)

Includes 3,986 shares of Series D Preferred Stock convertible into an aggregate of 19,930,000 shares of Common Stock and warrants to purchase up to 4,757,310 shares of Common Stock held by Midsummer Investment, Ltd. (“Midsummer”). Notwithstanding the inclusion of the beneficial ownership calculation, pursuant to the terms of our Certificate of Designation of Preferences, Rights and Limitations of Series D 8% Convertible Preferred Stock (the “ Series D Certificate”) and the aforementioned warrants, the number of shares of Common Stock into which the Series D Preferred Stock are convertible and the warrants are exercisable is limited to the extent that, after giving effect to such conversion or exercise, Midsummer (together with its affiliates, and any other person or entity acting as a group together with Midsummer or any of its affiliates) would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding, provided, however, that such beneficial ownership limitation may be increased at the election of Midsummer to a percentage not in excess of 9.99% upon at least 61 days’ prior notice to the Company.

(12)

Includes 2,084.4410 shares of Series D Preferred Stock convertible into an aggregate of 10,422,205 shares of Common Stock and warrants to purchase up to 3,802,236 shares of Common Stock held collectively by Bushido Capital Master Fund LP and BCMF Trustees LLC (together, “Bushido”). Notwithstanding the inclusion of the beneficial ownership calculation, pursuant to the terms of the Series D Certificate and the aforementioned warrants, the number of shares of Common Stock into which the Series D Preferred Stock are convertible and the warrants are exercisable is limited to the extent that, after giving effect to such conversion or exercise, Midsummer (together with its affiliates, and any other person or entity acting as a group together with Bushido or any of its affiliates) would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding, provided, however, that such beneficial ownership limitation may be increased at the election of Bushido to a percentage not in excess of 9.99% upon at least 61 days’ prior notice to the Company.

(13)

Includes options to purchase an aggregate of 1,399,999 shares of Common Stock, warrants to purchase an aggregate of 41,282,601 shares of Common Stock, 1,000 shares of Series E Preferred Stock convertible into 20,000,000 shares of Common Stock and 472,799 shares of Common Stock.

(14)	Mr. Ward was appointed as our Chief Financial Officer on July 21, 2009, and as our Treasurer and Secretary on August 13, 2009. This information is provided as of the date of this report.

Changes in Control

          Set forth below are any arrangement known to the Company the operation of which may at a subsequent date result in a change of control of the Company. As of June 23, 2009, Epic held 1,000 shares of Series E Preferred Stock convertible into 20,000,000 shares of Common Stock and a warrant to purchase up to 40,000,000 shares of Common Stock, representing its beneficial ownership of approximately 46% of the Company’s outstanding Common Stock as of such date (calculated in accordance with Rule 13d-3 of the Exchange Act). Further, the 1,000 shares of Series E Preferred Stock held by Epic as of June 23, 2009 are entitled to vote, on an as-converted basis, with the Common Stock on any matter presented to the holders of our Common Stock for their action or consideration at any meeting of our stockholders (or by written consent of stockholders in lieu of meeting).

          In addition, in connection with subsequent closings of the transactions contemplated by the Epic Strategic Alliance Agreement, Epic could acquire an additional 2,000 shares of Series E Preferred Stock and warrants to purchase up to 80,000,000 shares of Common Stock. Further, with respect to the products developed by Epic at the Facility under the Epic Strategic Alliance Agreement, the Company would also be obligated to issue to Epic (a) warrants to purchase up to an aggregate of 56,000,000 shares of its Common Stock upon the receipt by Elite from Epic of written notices of Epic’s receipt of an acknowledgment from the FDA that the FDA accepted for filing an ANDA for certain controlled-release and immediate-release products developed by Epic at the Facility and (b) up to an aggregate of 40,000,000 additional shares of its Common Stock following the receipt by Elite from Epic of written notices of Epic’s receipt from the FDA of approval for certain controlled-release and immediate-release products developed by Epic at the Facility.

          If Elite is required to such additional securities to Epic in accordance with the Epic Strategic Alliance Agreement, Epic could beneficially own in excess of 50% of the issued and outstanding Common Stock or other voting securities of the Company. Further, under the Epic Strategic Alliance Agreement, at such time as Epic owns more than 50% of the issued and outstanding Common Stock or other voting securities of Elite, the number of Epic Directors that the Purchaser will be entitled to designate under the Epic Strategic Alliance Agreement will be equal to a majority of the Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

SUMMARY

          Our approach to executive compensation, one of the most important and complex aspects of corporate governance, is influenced by our belief in rewarding people for consistently strong execution and performance. We believe that the ability to attract and retain qualified executive officers and other key employees is essential to our long-term success.

Compensation Linked to Attainment of Performance Goals

          Our plan to obtain and retain highly skilled employees is to provide significant incentive compensation opportunities and market competitive salaries. The plan was intended to link individual employee objectives with overall company strategies and results, and to reward executive officers and significant employees for their individual contributions to those strategies and results. We use compensation and performance data from comparable companies in the pharmaceutical industry to establish market competitive compensation and performance standards for our employees. Furthermore, we believe that equity awards serve to align the interests of our executives with those of our stockholders. As such, equity is a key component of our compensation program.

Role of the Compensation Committee and its Advisors

          The Company formed the Compensation Committee in June 2007. Since the formation of the Compensation Committee all elements of the executives’ compensation are determined by the Compensation Committee, which is comprised solely of independent non-employee directors. However, the Compensation Committee’s decisions concerning the compensation of the Company’s Chief Executive Officer are subject to ratification by the independent directors of the Board of Directors. As of March 31, 2009, the members of the Compensation Committee were Barry Dash, Robert J. Levenson and Melvin Van Woert. The Committee operates pursuant to a charter which was included as an appendix to the proxy statement sent to stockholders in connection with the annual meeting of the stockholders held on June 26, 2008. Under the Compensation Committee charter, the Compensation Committee has authority to retain compensation consultants, outside counsel, and other advisors that the committee deems appropriate, in its sole discretion, to assist it in discharging its duties, and to approve the terms of retention and fees to be paid to such consultants. In September, 2007, the Compensation Committee directly retained an independent compensation consultant, Pearl Meyer & Partners (“PM&P”), to assist the Committee in selecting a comparator group of companies for compensation purposes as well as benchmarking the Chief Executive Officer’s compensation.

          The compensation consultant reported directly and exclusively to the Compensation Committee and received no other fees from the Company outside its role as advisor to the Compensation Committee. PM&P periodically interacted with the Company’s Compensation Committee, predominately with its Chairman, Dr. Barry Dash, to gather and review information related to the executive compensation program, but such work is done only at the direction of the Compensation Committee. PM&P does not perform any services unrelated to executive and director compensation for the Company. Accordingly, the Compensation Committee considers PM&P to be independent from our management.

Compensation Committee Interlocks and Insider Participation

          No members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries during the year ended March 31, 2009, or had any relationship otherwise requiring disclosure.

OUR EXECUTIVE COMPENSATION PROGRAM

Overview

          The primary elements of our executive compensation program are base salary, incentive cash and stock bonus opportunities and equity incentives typically in the form of stock option grants. Although we provide other types of compensation, these three elements are the principal means by which we provide the Named Executive Officers with compensation opportunities.

          The emphasis on the annual bonus opportunity and equity compensation components of the executive compensation program reflect our belief that a large portion of an executive’s compensation should be performance-based. This compensation is performance-based because payment is tied to the achievement of corporate performance goals. To the extent that performance goals are not achieved, executives will receive a lesser amount of total compensation. We have entered into employment agreements with four of our Named Executive Officers. Such employment agreements set forth base salaries, bonuses and stock option grants. Such stock option grants are predicated on our achievement of corporate performance goals as set forth in such agreements.

ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

Base Salary

          We pay a base salary to certain of the Named Executive Officers. In general, base salaries for the Named Executive Officers are determined by evaluating the responsibilities of the executive’s position, the executive’s experience and the competitive marketplace. Base salary adjustments are considered and take into account changes in the executive’s responsibilities, the executive’s performance and changes in the competitive marketplace. We believe that the base salaries of the Named Executive Officers are appropriate within the context of the compensation elements provided to the executives and because they are at a level which remains competitive in the marketplace.

Bonuses

The Board of Directors may authorize us to give discretionary bonuses, payable in cash or shares of Common Stock, to the Named Executive Officers and other key employees. Such bonuses are designed to motivate the Named Executive Officers and other employees to achieve specified corporate, business unit and/or individual, strategic, operational and other performance objectives. Currently, executive bonuses are recommended by the Chairman and acted upon by the full Board of Directors. No discretionary cash bonuses were granted during the fiscal year ended March 31, 2009.

Stock Options

          Stock options constitute performance-based compensation because they have value to the recipient only if the price of our Common Stock increases. Stock options for each of the Named Executive Officers generally vest over time, obtainment of a corporate goal or a combination.

          The grant of stock options at Elite is the centerpiece of our compensation program and is designed to motivate our Named Executive Officers to achieve our short-term and long-term corporate goals.

          As the pharmaceutical industry is characterized by a long product development cycle, including a lengthy research and product-testing period and a rigorous approval phase involving human testing and governmental regulatory approval, many of the traditional benchmarking metrics for vesting, such as product sales, revenues and profits are inappropriate for an early-stage pharmaceutical company such as Elite. We consider when determining vesting benchmarks the following which are aligned with our short-term and long-term corporate goals:

•	clinical trial progress;

•	achievement of regulatory milestones; and

•	establishment of key strategic relationships.

Retirement and Deferred Compensation Benefits

          We do not presently provide the Named Executive Officers with a defined benefit pension plan or any supplemental executive retirement plans, nor do we provide the Named Executive Officers with retiree health benefits. We have adopted a deferred compensation plan under Section 401(k) of the Code. The plan provides for employees to defer compensation on a pretax basis subject to certain limits, however, Elite does not provide a matching contribution to its participants.

          The retirement and deferred compensation benefits provided to the Named Executive Officers are not material factors considered in making other compensation determinations with respect to Named Executive Officers.

Perquisites

          As described in more detail below, the perquisites provided to certain of the Named Executive Officers consist of car and parking allowances and life insurance premiums. These perquisites represent a small fraction of the total compensation of each such Named Executive Officer. The value of the perquisites we provide are taxable to the Named Executive Officers and the incremental cost to us of providing these perquisites is reflected in the Summary Compensation Table. The Board of Directors believes that the perquisites provided are reasonable and appropriate. For more information on perquisites provided to the Named Executive Officers, please see the “All Other Compensation” column of the Summary Compensation Table on page 25 of this proxy statement and “Agreements with Named Executive Officers” below.

 Post-Termination/ Change of Control Compensation

          In addition to retirement and deferred compensation benefits described above, we have arrangements with certain of the Named Executive Officers that may provide them with compensation following termination of employment. These arrangements are discussed below under “Agreements with Named Executive Officers”.

Tax Implications of Executive Compensation

          Our aggregate deductions for each Named Executive Officer compensation are potentially limited by Section 162(m) of the Code to the extent the aggregate amount paid to an executive officer exceeds $1.0 million, unless it is paid under a predetermined objective performance plan meeting certain requirements, or satisfies one of various other exceptions specified in the Code. At our 2006 Named Executive Officer compensation levels, we did not believe that Section 162(m) of the Code would be applicable, and accordingly, we did not consider its impact in determining compensation levels for our Named Executive Officers in 2007.

Agreements with Named Executive Officers and Key Employees

Chris C. Dick

          On November 13, 2006, we entered into an employment agreement and, on November 10, 2008, an amendment to the employment agreement, with Mr. Dick, as our Executive Vice President of Corporate Development and Chief Operating Officer (as amended, the “Dick Agreement”). The Dick Agreement is for an initial term ending November 13, 2009, subject to automatic one-year renewals unless terminated by Mr. Dick or us upon at least 60 days notice prior to the end of the then scheduled expiration date. We have the right to terminate Mr. Dick’s employment due to disability as defined in a long-term disability insurance policy reasonably satisfactory to him or, in the absence of such policy, due to Mr. Dick’s inability for 120 days in any 12 month period to substantially perform his duties as a result of a physical or mental illness.

          The Dick Agreement provides for an initial base annual salary of $250,000, a guaranteed bonus of $25,000 payable within 30 calendar days of the end of each fiscal year during the term and a $700 per month automobile allowance. The Dick Agreement provides for payment of a discretionary bonus following the end of each fiscal year of up to 50% of Mr. Dick’s then annual base salary. The amount, if any, of the discretionary bonus will be determined by the Board of Directors or the Compensation Committee. The discretionary bonus, if paid to Mr. Dick will be based on the achievement of goals discussed with the executive in good faith and within a reasonable time following the commencement of each fiscal year and may be paid in cash or shares of our Common Stock valued at the average of the closing price per share during the five trading days immediately preceding the date of issuance of the shares. For the year ended March 31, 2009 Mr. Dick is to receive a $25,000 bonus.

          The Dick Agreement provides for the grant under the Stock Option Plan of fully-vested options to purchase 250,000 shares of Common Stock at an exercise price of $2.25 per share. The Dick Agreement also provides for the grant of options to purchase up to 300,000 shares of Common Stock, at an exercise price of $2.25 per share, which vest in two 150,000 share tranches upon the closing of an exclusive product license for the United States national market, the entire European Union Market or the Japan market or a product sale transaction of all our ownership rights in the United States (only once for each product) for our first drug developed by us for which FDA approval will be sought under a NDA (including a 505(b)(2) application) for a Non-Generic Opiod Product as to the first tranche and as to our second Non-Generic Opioid Product for the second tranche.

          The Dick Agreement also provides for the grant of options to purchase up to 200,000 shares of Common Stock at an exercise price of $2.25 per share (the “Dick Milestone Options”) with the Dick Milestone Options to vest (A) as to not more than 125,000 shares and 75,000 shares, respectively, upon the commencement of the first Phase III clinical trial relating to the first and then the second Non–Generic Opioid Product developed by us; (B) 50,000 shares upon the closing of each product license or product sale transaction (on a product by product basis and only once for each product) other than Non-Generic Opioid Products for which options were granted above; (C) 10,000 shares upon the filing by us (in our name) with the FDA of either an ANDA or an NDA, for a product not covered by a previous FDA application; (D) 40,000 shares upon the approval by the FDA of any ANDA or NDA (filed in our name) for a product not previously approved by the FDA; (E) 25,000 shares upon the filing of an application for a U.S. patent by us (in our name); and (F) 25,000 shares upon the granting by the PTO of a patent to us filed in our name or an approval of an ANDA or NDA; provided, however, that the foregoing options terminate upon the executive’s termination of employment except that options under (D) and (F) nevertheless vest if the filing was made during the initial term but prior to termination of Mr. Dick’s employment by us without cause and the approval was made within 540 days of the filing of the ANDA, NDA or patent application.

          We also agreed that if all 200,000 Dick Milestone Options have fully vested during the initial term of the Dick Agreement, we will grant under the Stock Option Plan to Mr. Dick at the end of the first current fiscal year in which the following event occurs fully vested additional options to purchase the following shares at the fair market value on the date of grant (the “Additional Dick Milestone Options”): (a) to the extent not previously vested with respect to his comparable Dick Milestone Options: (i) up to 125,000 shares upon the commencement of the first Phase III clinical trial relating to the first Non-Generic Opioid Product developed by us; and (ii) up to an additional 125,000 shares as to such trial relating to the second Non-Generic Opioid Product developed by us, (b) 50,000 shares upon the closing of each product license for the United States national market or product sale transaction of all ownership rights (on a product by product basis and only once for each product); (c) 10,000 shares upon the filing by us (in our name) with the FDA of either an ANDA or NDA for a product not covered by a previous FDA application for each drug product of us, other than the Non-Generic Opioid Products for which any Opioid Option was granted under the Dick Agreement; (d) 40,000 shares upon the approval by the FDA of any ANDA, NDA or 505(b)(2) application filed in our name for a product not previously approved by the FDA; (e) 25,000 shares in the event of the filing of an application of an additional U.S. patent by us (filed in our name); and (f) 25,000 shares in the event of the granting by the PTO of the foregoing additional patent applications to us (filed in our name).

          The Dick Agreement allows us at our discretion to grant to Mr. Dick additional options under the Stock Option Plan and provides Mr. Dick the right to register at our expense for reoffering shares issued upon exercise of the options under the Securities Act in certain registration statements filed by us with respect to offerings of securities by us.

          The Dick Agreement provides that in the event we terminate Mr. Dick’s employment for Cause (as defined in the Dick Agreement) or Mr. Dick terminates employment without Good Reason (as defined in the Dick Agreement), he is to receive salary through date of termination, reimbursement for expenses incurred prior to termination, all unvested options will terminate as of the date of termination and vested options will be governed by the terms of the Stock Option Plan and the related option agreement. In the event of a termination due to death, disability or by us without cause or by Mr. Dick for Good Reason, we are to pay him or his estate subject to his compliance with certain covenants, including non-competition, non-solicitation, confidentiality and assignment of intellectual property, his base salary for the longer of the balance of the initial term or one year from date of termination, continue health insurance coverage for 12 months from termination and his vested options are to be exercisable for 90 days from date of termination.

          In the event the employment of Mr. Dick is terminated by us following a Change of Control (as defined below) of Elite, Mr. Dick will be entitled to the amounts payable as a result of termination by us without cause plus a lump sum payment of $500,000 and all unvested options shall immediately vest and along with unexercised vested options be exercisable within 90 days from the date of termination. “Change of Control” is defined as the acquisition of Elite pursuant to a merger or consolidation which results in the reduction to less than 50% of the shares outstanding upon consummation of the holders of its outstanding shares immediately prior thereto or sale of substantially all our assets or capital stock to another person, or the acquisition by a person or a related group in a single transaction or a series of related transaction of more than 50% of the combined voting power of Elite’s outstanding voting securities.

          Mr. Dick has agreed to a one-year non-competition covenant and a two-year non-solicitation covenant following termination of employment.

          Mr. Dick is to be reimbursed for expenses (including business, travel and entertainment) reasonably incurred in the performance of his duties, provided, however that reimbursement of expenses in excess of $2,000 per month are subject to the approval of our chief executive officer. Mr. Dick is entitled to participate in such employee benefit and welfare plans and programs, which may be offered to our senior executives including life insurance, health and accident insurance, medical plans and programs and profit sharing and retirement plans.

Carter Ward

          In a Current Report on Form 8-K filed with the SEC on July 8, 2009, which is incorporated herein by reference, we disclosed that on July 1, 2009, Carter J. Ward was appointed as our Chief Financial Officer, replacing Mark I. Gittelman, who served as our Chief Financial Officer through the same date. Mr. Ward was also appointed as our Secretary, succeeding Mr. Gittelman in this role, on August 13, 2009.

          In connection with the appointment of Mr. Ward as our Chief Financial Officer, we entered into a letter agreement (the “Employment Letter”) with Mr. Ward. Pursuant to the terms of the Employment Letter, commencing on July 1, 2009, Mr. Ward became our Chief Financial Officer on an at-will employment basis. Mr. Ward will dedicate at least 2 business days per week toward fulfilling his responsibilities as Chief Financial Officer and he will receive an annual base salary of $60,000, payable in accordance with our payroll practices. In recognition of Mr. Ward’s part-time commitment to us, we have acknowledged that Mr. Ward will dedicate the remaining 3 business days per week to the performance of his services to Epic Pharma, LLC (“Epic”), our strategic partner, and its affiliates. Pursuant to the Employment Letter, Mr. Ward agrees to not knowingly undertake or engage in any employment, occupation or business enterprise that is, directly or indirectly, adverse to our interests.

          In addition, pursuant to the Employment Letter, Mr. Ward may become eligible for cash and/or equity based awards that may be granted by us in the future, with any such awards to be granted in our discretion and the discretion of our Chief Executive Officer. Mr. Ward will be entitled generally to the same benefits offered to our other employees, subject to applicable eligibility requirements.

          We and Mr. Ward also entered into our standard Employee Proprietary Information and Non-Solicitation Agreement that we require our employees to execute in connection with their employment with us.

Jerry Treppel

          In a Current Report on Form 8-K filed with the SEC on November 6, 2008, which is incorporated herein by reference, Elite disclosed that Jerry I. Treppel, a member of Elite’s Board of Directors, was appointed as the Chairman of the Board. On December 1, 2008, Elite entered into a compensation agreement with Mr. Treppel (the “Compensation Agreement”) providing for the terms under which Mr. Treppel will serve as the non-executive Chairman of the Board. Pursuant to the Compensation Agreement, Mr. Treppel will serve as the non-executive Chairman of the Board until immediately prior to the next annual meeting of the Company’s stockholders; provided, however, that following such annual meeting, and each subsequent annual meeting of the Company’s stockholders, if the Board elects Mr. Treppel as the non-executive Chairman of the Board, the term of the Compensation Agreement will be extended through the earlier of (a) the date of the next subsequent annual meeting of the Company’s stockholders and (b) the date upon which Mr. Treppel no longer serves as the non-executive Chairman.

          During the term of the Compensation Agreement, including any applicable extensions thereof, Mr. Treppel is entitled to cash compensation of $2,083.33 on a monthly basis in lieu of, and not in addition to, any cash directors’ fees and other compensation paid to other non-employee members of the Board. Mr. Treppel is also entitled to reimbursement of any expenses reasonably incurred in the performance of his duties under the Compensation Agreement upon presentation of proper written evidence of such expenditures.

          In addition, pursuant to the terms of the Compensation Agreement, Elite granted to Mr. Treppel under its 2004 Stock Option Plan non-qualified stock options to purchase 180,000 shares of common stock of Elite, par value $0.01 per share, exercisable for a period of 10 years at an exercise price per share of $0.06, subject to the terms and conditions of the related option agreement.

          Under the Compensation Agreement, Elite has also agreed to indemnify Mr. Treppel to the fullest extent permitted by law in accordance with the bylaws of Elite against (a) reasonable expenses, including attorneys’ fees, incurred by him in connection with any threatened, pending, or completed civil, criminal, administrative, investigative, or arbitrative action, suit, or proceeding (and any appeal therein) seeking to hold him liable for actions taken in his capacity as Chairman of the Board, and (b) reasonable payments made by him in satisfaction of any judgment, money decree, fine (including assessment of excise tax with respect to an employee benefit plan), penalty or settlement for which he may have become liable in any such action, suit or proceeding, provided that any such expenses or payments are not the result of Mr. Treppel’s gross negligence, willful misconduct or reckless actions.

          Either party may terminate the Compensation Agreement, effective immediately upon the giving of written notice to the other party.

Mark Gittelman

          On February 26, 1998, we entered into an agreement with Gittelman & Co., P.C., whereby fees are paid to Gittelman & Co., P.C., a firm wholly-owned by Mark I. Gittelman, our Chief Financial Officer, Secretary and Treasurer until June 30, 2009, in consideration for services rendered by the firm as internal accountant and financial and management consultant to us. The firm’s services include the services rendered by Mr. Gittelman in his capacity as Chief Financial Officer, Secretary and Treasurer. For the fiscal years ended March 31, 2009, 2008 and 2007, the fees paid by us under the agreement were $233,181, $176,206 and $151,214, respectively. The services rendered by the firm to us for the fiscal years ended March 31, 2009, 2008 and 2007 averaged 111, 105 and 98 hours per month, respectively, of which an average of 28 hours per month were services rendered by Mr. Gittelman in his capacity as an officer of Elite. Mr. Gittelman resigned as our Chief Financial Officer and Secretary on July 1, 2009, upon the appointment of his successor, Mr. Carter Ward.

Dr. Stuart Apfel

          On January 3, 2008, we entered into an employment agreement with Dr. Stuart Apfel (the “Apfel Agreement”) providing for Dr. Apfel to serve as our Chief Medical Officer through January 3, 2009. However, as a result of Elite’s continuing efforts to reorganize its workforce and decrease its operating expenses, Elite requested that Dr. Stuart Apfel, Elite’s Chief Scientific Officer and Chief Medical Officer, change the status of his relationship with Elite from employee to consultant. Dr. Apfel agreed to such change in status and continues to provide his services as Elite’s Chief Scientific Officer and Chief Medical Officer on an hourly basis, thereby reducing Elite’s expenses as they relate to Dr. Apfel.

          Accordingly, on October 20, 2008, Elite and Dr. Apfel entered into a Separation Agreement and General Release of Claims (the “Apfel Release”), whereby the Apfel Agreement was terminated and Dr. Apfel was terminated as an employee of Elite. Pursuant to the Apfel Release, Dr. Apfel waived his entitlement to certain notice and payment provisions upon termination of the Apfel Agreement. Dr. Apfel acknowledged that there were no payment amounts outstanding to him under the Apfel Agreement. Dr. Apfel acknowledged that his obligations under Sections 4 and 5: “Protection of Confidential Information and Trade Secrets; Non-Competition; No Solicitation” and “Continued Cooperation; Return of Documents and Property; Injunctive Relief; Non-Exclusivity and Survival” of the Apfel Agreement survive termination and that he would continue to be bound by and shall abide by such provisions. Additionally, Dr. Apfel released Elite from any claims he has or may have against Elite.

          In his continuing service as Elite’s Chief Scientific Officer and Chief Medical Officer on a consultancy basis, Dr. Apfel and Elite entered into a consulting agreement, dated as of October 20, 2008 (the “Apfel Consulting Agreement”), between Elite and Parallex Clinical Research (“Parallex”). Dr. Apfel is the founder and current president of Parallex. Pursuant to the Apfel Consulting Agreement, Parallex is to provide Elite consulting services for its opioid abuse-resistant product, sustained-release opioid product and other such products with which Elite may request assistance. Under the Apfel Consulting Agreement, Dr. Apfel is the primary person to provide such consulting services. As compensation for consulting services, Elite agreed to pay Dr. Apfel on an hourly basis at the rate of $250 per hour and any other Parallex clinical research scientists at the rate of $175 per hour; provided, however, that, in no event is Parallex entitled to compensation (together with its employees’, representatives’ or agents’ billable hours) of more than $10,000.00 in any month, unless it has obtained the prior written authorization of the Company. Parallex is entitled to reimbursement of reasonable and necessary travel expenses incurred by Parallex that have been approved in advance in writing by Elite.

          Elite may terminate the Apfel Consulting Agreement at any time upon written notice to Parallex. Parallex and Dr. Apfel are subject to covenants not to disclose confidential information and assignment of intellectual property. In addition, during the term of the Apfel Consulting Agreement and for a period of one year thereafter, Dr. Apfel is subject to both non-competition and non-solicitation covenants.

          Under the Apfel Agreement, prior to its termination on October 20, 2008 by the Apfel Release, Dr. Apfel was entitled to an initial base annual salary of $220,000 and a discretionary bonus following the end of each calendar year, commencing with the calendar year beginning January 1, 2008, of up to 50% of Dr. Apfel’s then annual base salary. The amount, if any, of the discretionary bonus to Dr. Apfel, pursuant the Apfel Agreement, was to be determined by the Board or the Compensation Committee, and was to be based on the achievement of goals discussed with the executive in good faith and within a reasonable time following the commencement of each fiscal year. Such discretionary bonus could be paid in cash or shares of Common Stock valued at the average of the closing price per share during the five trading days immediately preceding the date of issuance of the shares. Dr. Apfel was granted 400,000 options under the Apfel Agreement, as set forth in individual Incentive Stock Option Letter Agreements, dated January 3, 2008 (the “Apfel Option Agreements,” and such options granted thereby, the “Apfel Options”). Pursuant to the Apfel Option Agreements, Dr. Apfel had 90 days following the termination of the status of Dr. Apfel as an employee of Elite pursuant to the Apfel Release to exercise such Apfel Options. Dr. Apfel did not exercise any Apfel Options within such 90-day period and, therefore, such Apfel Options expired without exercise.

          During the fiscal year ended March 31, 2009, Elite paid Dr. Apfel an aggregate of $124,114 for his service to Elite, representing the annual salary payable to Dr. Apfel under the Apfel Agreement for his employment as Elite’s Chief Scientific Officer and Chief Medical Officer, prorated for the period beginning April 1, 2008 and ending October 20, 2008, the date of termination of Dr. Apfel’s status as an employee of Elite. In addition, during such fiscal year, in consideration for entering into the Apfel Release, Elite paid Dr. Apfel $4,219 less any payroll or withholding taxes, which such payment Elite and Dr. Apfel agreed constituted Elite’s sole obligation to Dr. Apfel on account of his service as an Elite employee under the Apfel Agreement. As of March 31, 2009, there were no payments made to Dr. Apfel for consulting services rendered to Elite pursuant to the Apfel Consulting Agreement. No other compensation was paid by Elite to Dr. Apfel during the fiscal year ended March 31, 2009.

          For additional information regarding the Apfel Release, please see Elite’s disclosures in its Current Reports on Form 8-K filed with the SEC on October 21, 2008, which such report is incorporated herein by reference.

Charan Behl

          On February 9, 2007, Elite entered into an Amended and Restated Employment Agreement with Charan Behl (the “Behl Agreement”), providing for Dr. Behl’s employment as Elite’s Head of Technical Affairs, a position which required Dr. Behl to report to Elite’s Executive Officer, Chief Scientific Officer and any additional executive officer designated by the Board. However, as a result of Elite’s continuing efforts to reorganize its workforce and decrease its operating expenses, Elite requested that Dr. Charan Behl change the status of his relationship with Elite from employee to consultant. Dr. Behl agreed to such change in status and continues to provide his services as a consultant to Elite on an hourly basis, thereby reducing Elite’s expenses as they relate to Mr. Behl.

          Accordingly, on November 3, 2008, Elite and Dr. Behl entered into a Separation Agreement and General Release of Claims (the “Behl Release”), which terminated the Behl Agreement and Dr. Behl’s status as an employee of Elite. Pursuant to the Behl Release, Dr. Behl waived his entitlement to certain notice and payment provisions upon termination of the Behl Agreement. Dr. Behl acknowledged that there were no payment amounts outstanding to him under the Behl Agreement. Dr. Behl acknowledged that his obligations under Sections 4 and 5: “Protection of Confidential Information and Trade Secrets; Non-Competition; No Solicitation” and “Continued Cooperation; Return of Documents and Property; Injunctive Relief; Non-Exclusivity and Survival” of the Behl Agreement survive termination and agreed that he would continue to be bound by and abide by such provisions. Additionally, Dr. Behl released Elite from any claims he has or may have against Elite.

          In addition, Dr. Behl acknowledged that, of the options to purchase an aggregate of 750,000 shares of Common Stock previously granted to him under the Behl Agreement, evidenced by three Incentive Stock Option Letter Agreements, dated November 13, 2006, between Dr. Behl and Elite (the “Behl Option Agreements”), options to purchase 500,000 shares of Common Stock were unvested and terminated as of the date of termination of Dr. Behl’s employment with Elite. Dr. Behl also acknowledged that he had 90 days following the date of his termination as an employee of Elite to exercise the remaining options to purchase up to 250,000 shares of Common Stock which had vested pursuant to the Behl Option Agreements (such vested options, the “Vested Behl Options”). Pursuant to the Behl Option Agreements, Dr. Behl had 90 days following the termination of the status of Dr. Behl as an employee of Elite pursuant to the Behl Release to exercise such Vested Behl Options. Dr. Behl did not exercise any Vested Apfel Options within such 90-day period and, therefore, such Vested Behl Options expired without exercise.

          To set the terms of Dr. Behl’s service as a consultant to Elite following termination of his employment relationship with Elite, Elite and Dr. Behl entered into a consulting agreement, dated as of November 3, 2008 (the “Behl Consulting Agreement”), pursuant to which Dr. Behl agreed to provide Elite consulting services for its opioid abuse-resistant product, sustained-release opioid product and other such products with which Elite may request assistance. Under the Behl Consulting Agreement, Elite has agreed to compensate Dr. Behl on an hourly basis for consulting services provided to Elite at the rate of $200 per hour. In no event shall Dr. Behl be entitled to compensation of more than $10,000.00 in any month without the prior written authorization of Elite. Dr. Behl is entitled to reimbursement of reasonable and necessary travel expenses incurred by Dr. Behl that have been approved in advance in writing by Elite.

          Elite may terminate the Behl Consulting Agreement at any time upon written notice to Dr. Behl. Dr. Behl is subject to covenants not to disclose confidential information and assignment of intellectual property. In addition, during the term of the Behl Consulting Agreement and for a period of one year thereafter, Dr. Behl is subject to non-competition and non-solicitation covenants.

          The Behl Consulting Agreement does not provide for any minimum amount of services to be performed pursuant thereto, and any services to be performed by Dr. Behl there under shall be solely in response to Elite’s request for such services.

          Under the Behl Agreement, prior to its termination on November 3, 2008 by the Behl Release, Dr. Behl was entitled to a base annual salary of $250,000, a guaranteed bonus of $25,000 payable within 30 calendar days of the end of each fiscal year during the term of the Behl Agreement and a $700-per-month automobile allowance. The Behl Agreement also provided for payment of a discretionary bonus following the end of each fiscal year of up to 50% of Dr. Behl’s then annual base salary. The amount, if any, of the discretionary bonus to Dr. Behl, pursuant the Behl Agreement, was to be determined by the Board or the Compensation Committee, and was to be based on the achievement of goals discussed with the executive in good faith and within a reasonable time following the commencement of each fiscal year. Such discretionary bonus could be paid in cash or shares of Common Stock valued at the average of the closing price per share during the five trading days immediately preceding the date of issuance of the shares.

          During the fiscal year ended March 31, 2009, Elite paid Dr. Behl an aggregate of $146,795 for his service to Elite in the capacity of Head of Technical Affairs, representing the annual salary payable to Dr. Behl under the Behl Agreement prorated for the period beginning April 1, 2008 and ending November 3, 2008, the date of termination of Dr. Behl’s status as an employee of Elite. In addition, during such fiscal year, as consideration for Dr. Behl’s entry into the Behl Release, Elite paid Dr. Behl $20,548 less any payroll or withholding taxes and issued to Dr. Behl non-qualified stock options to purchase 50,000 shares of Common Stock, with a per share exercise price of $0.10 (representing the closing price of the Common Stock on the American Stock Exchange on October 31, 2008), vested immediately upon issuance, subject to Elite’s 2004 Stock Option Plan and the non-qualified stock option letter agreement between Elite and Dr. Behl, dated as of November 3, 2008. Further, pursuant to the Behl Release, Elite paid Dr. Behl (i) $25,000 less any payroll or withholding taxes (representing the unpaid guaranteed bonus owed to Dr. Behl since March 2008 in accordance with the Behl Agreement), (ii) $12,019 less any payroll or withholding taxes (representing 2.2 weeks of unpaid vacation for the 2008 fiscal year), and (iii) $14,263 in expense reimbursements. As of March 31, 2009, there were no payments made to Dr. Behl for consulting services rendered to Elite pursuant to the Behl Consulting Agreement. No other compensation was paid to Mr. Behl by Elite during the fiscal year ended March 31, 2009.

          For additional information regarding the Behl Release, please see Elite’s disclosures in its Current Report on Form 8-K filed with the SEC on November 3, 2008, which such report is incorporated herein by reference.

Bernard Berk

          On November 13, 2006, Elite entered into the Second Amended and Restated Employment Agreement with Mr. Berk, Elite’s former President, Chief Executive Officer and Chairman of the Board (the “Berk Agreement”). On November 6, 2008 (the “Separation Date”), Elite and Mr. Berk entered into a Separation Agreement and General Release (the “Berk Release”), which provides for, among other things, the termination of the Berk Agreement. As of the Separation Date, Mr. Berk voluntarily resigned as Elite’s President and Chief Executive Officer and also voluntarily resigned as the Chairman of the Board and as a Board member.

          As consideration for a general release of Elite by Mr. Berk of all claims he asserted, or may assert in the future, against Elite in connection with his separation from Elite and in order to amicably resolve these matters without resorting to litigation in light of Elite’s financial condition as of the Separation Date, Elite agreed to (i) pay Mr. Berk $34,000 as severance less all applicable payroll or withholding taxes (the “Cash Severance Amount”), and (ii) charge to Mr. Berk, as additional income for taxation purposes, the aggregate amount of all reimbursed expenses paid to Mr. Berk which are determined by Elite’s Audit Committee not to be in compliance with Elite’s expense reimbursement policy.

          The Berk Agreement provided for a base annual salary of $330,140. During the fiscal year ended March 31, 2009, Elite paid Mr. Berk an aggregate of $193,380 for his service to Elite, representing the base annual salary payable to Mr. Berk under the Berk Agreement for his employment as Elite’s President, Chief Executive Officer and Chairman of the Board of Directors, prorated for the period beginning on April 1, 2008 and ending on the Separation Date.

          Mr. Berk was entitled to an automobile allowance of $800 per month. The Berk Agreement provided for payment of a discretionary bonus following the end of each fiscal year of up to 50% of Mr. Berk’s then annual base salary. The amount, if any, of the discretionary bonus was to be determined by the Compensation Committee. Mr. Berk’s discretionary bonus was to be based on any commercialization of products, merger or acquisition, business combination or collaborations, growth in revenues and earnings, additional financings or other strategic business transactions that inure to the benefit of Elite’s stockholders. The discretionary bonus, if any, was to be paid in cash or shares of Common Stock, valued at the closing price of the Common Stock on the immediately preceding trading day. For the fiscal year ended March 31, 2008 Mr. Berk did not receive any discretionary bonus.

          The Berk Agreement provided for the grant of options to purchase up to 300,000 additional shares of Common Stock (the “Opioid Product Options”) at a $3.00 exercise price per share, which were to vest in two 150,000 share tranches upon the closing of an exclusive product license for the United States national market, the entire European Union Market or the Japan market or a product sale transaction of all Elite’s ownership rights in the United States (only once for each product) for Elite’s first drug developed by Elite for which the FDA approval sought under a NDA (including a 505(b) (2) application) for oxycodone, hydrocodone, hydromorphone, oxymorphone, or morphine (each a “Non-Generic Opioid Product”) as to the first tranche and as to Elite’s second Non-Generic Opioid Product for the second tranche. None of the Opioid Options vested as of the Separation Date and, therefore, all such Opioid Product Options terminated as of such Separation Date.

          The Berk Agreement provided for the amendment of the vesting of options as to 400,000 shares of Common Stock which had been granted on September 2, 2005 to Mr. Berk at an exercise price of $2.69 per share (the “Berk Milestone Options”) with the Berk Milestone Options to vest (A) as to not more than 125,000 shares and 75,000 shares, respectively, upon the commencement of the first Phase III clinical trial relating to the first and then the second Non–Generic Opioid Product developed by Elite; (B) 50,000 shares upon the closing of each product license or product sale transaction (on a product by product basis and only once for each product) other than Non-Generic Opioid Product for which options were granted above; (C) 10,000 shares upon the filing by Elite (in Elite’s name) with the FDA of either an ANDA or a NDA, for a product not covered by a previous FDA application; (D) 40,000 shares upon the approval by the FDA of any ANDA or NDA (filed in Elite’s name) for a product not previously approved by the FDA; (E) 25,000 shares upon the filing of an application for a U.S. patent by Elite (in Elite’s name); and (F) 25,000 shares upon the granting by the U.S. Patent and Trademark Office (the “PTO”) of a patent to Elite filed in Elite’s name or an approval of an ANDA or NDA; provided, however the foregoing options were to terminate upon Mr. Berk’s termination of employment except that options under (D) and (F) nevertheless vest if the filing was made during the initial term but prior to termination of Mr. Berk’s employment by Elite without cause and the approval was made within 540 days of the filing of the ANDA, NDA or patent application. None of the Berk Milestone Options vested as of the Separation Date and, therefore, all such Berk Milestone Options terminated as of such Separation Date.

          Elite also agreed that in the event that, as to Mr. Berk, all of the options to purchase the full 400,000 Berk Milestone Options have fully vested during the initial term of the agreement, Elite agreed to grant under the Stock Option Plan to Mr. Berk at the end of the first current fiscal year in which the following event occurs fully vested additional options to purchase the following shares at the fair market value on the date of grant (the “Additional Berk Milestone Options”): (a) to the extent not previously vested with respect to his comparable Berk Milestone Options: (i) up to 125,000 shares upon the commencement of the first Phase III clinical trial relating to the first Non-Generic Opioid Product developed by Elite; and (ii) up to an additional 125,000 shares as to such trial relating to the second Non-Generic Opioid Product developed by Elite, (b) 50,000 shares upon the closing of each product license for the United States national market or product sale transaction of all ownership rights (on a product by product basis and only once for each product); (c) 10,000 shares upon the filing by Elite (in Elite’s name) with the FDA of either an ANDA or NDA for a product not covered by a previous FDA application for each of Elite’s drug product, other than the Non-Generic Opioid Products for which any Opioid Option was granted under the Berk Agreement; (d) 40,000 shares upon the approval by the FDA of any ANDA, NDA or 505(b)(2) application filed in Elite’s name for a product not previously approved by the FDA; (e) 25,000 shares in the event of the filing of an application of an additional U.S. patent by Elite (filed in Elite’s name); and (f) 25,000 shares in the event of the granting by the PTO of the foregoing additional patent applications to Elite (filed in Elite’s name). No Additional Berk Milestone Options were issued to Mr. Berk under the Berk Agreement.

          The Berk Agreement acknowledges that Mr. Berk holds previously granted incentive stock options to purchase 725,000 shares (the “Vested Berk Options”), of which 300,000 of the Vested Berk Options were exercisable at $2.01 per share, 225,000 of the Vested Berk Options were exercisable at $2.15 per share and 200,000 Vested Berk Options were exercisable at $2.69 per share. Mr. Berk had 90 days following the Separation Date to exercise the Vested Berk Options. The Vested Berk Options terminated without exercise at the expiration of such 90-day period.

          The Berk Agreement allowed Elite, at its discretion, to grant to Mr. Berk additional options under the Stock Option Plan and provides Mr. Berk the right to register at Elite’s expense for reoffering shares issued upon exercise of the options under the Securities Act in certain registration statements filed by Elite with respect to offerings of securities by Elite. Elite did not grant Mr. Berk any additional options prior to the Separation Date.

          The Berk Agreement provided that if Elite terminated his employment due to his permanent disability, without Cause (as defined in the Berk Agreement) or Mr. Berk terminated his employment for Good Reason (as defined in the Berk Agreement), Mr. Berk would have been entitled to the following severance: (i) any earned but unpaid base salary plus any unpaid reimbursable expenses as of the effective date of termination of his employment, (ii) the then-current base salary and reimbursement of the cost to replace the life and disability insurance coverages afforded to Mr. Berk under Elite’s benefit plans with substantially similar coverages, following the effective date of termination of his employment, for a period equal to the greater of (x) the remainder of the then-current term, or (y) two years following the effective date of termination and (iii) payment by Elite of premiums for health insurance for the period during which Mr. Berk would have been entitled to continued health insurance coverage as specified in the Comprehensive Omnibus Budget Reconciliation Act. In the event that Elite terminated Mr. Berk’s employment because of his permanent disability, Mr. Berk would have been entitled to the severance specified above, less any amounts actually received by him under any disability insurance coverage provided for and paid by Elite. In the event that Elite terminated Mr. Berk’s employment for Cause or Mr. Berk terminates his employment with Elite without Good Reason, Mr. Berk would have been entitled to any earned but unpaid base salary plus any unpaid reimbursable expenses as of the effective date of termination of his employment.

          The Berk Agreement provided that in the event of a change of control in lieu of any severance that may otherwise be payable to Mr. Berk if he elected to terminate his employment for any reason within 90 days thereof, or Elite elected to terminate his employment within 180 days thereof, other than for Cause, Mr. Berk would have been entitled to the following: (i) any earned but unpaid base salary plus any unpaid reimbursable expenses as of the effective date of termination of his employment, (ii) $1,000,000, (iii) the then-current base salary for a period of 12 months following the effective date of termination, (iv) reimbursement of the cost, for a period of 12 months following the effective date of termination, of replacing the life and disability insurance coverage afforded to Mr. Berk under Elite’s benefit plans with substantially similar coverage and (v) payment by Elite of premiums for health insurance for the period during which Mr. Berk would have been entitled to continued health insurance coverage as specified in the Comprehensive Omnibus Budget Reconciliation Act.

          Except for the Cash Severance Amount, Elite did not pay Mr. Berk any severance as a result of his separation from Elite.

          The Berk Agreement contained his non-solicitation covenant for a period of one year from termination. Pursuant to the Berk Release, Mr. Berk also agreed to customary negative covenants regarding confidentiality, return of corporate property and non-disparagement. Elite agreed to customary negative covenants regarding confidentiality of information relating to Mr. Berk (other than as may be required to be disclosed by applicable law or at the request of the SEC) and non-disparagement.

         Pursuant to the Berk Agreement, Mr. Berk was entitled reimbursed for expenses (including business, travel and entertainment) reasonably incurred in the performance of his duties. Mr. Berk was also entitled to participate in such employee benefit and welfare plans and programs which were offered to Elite’s senior executives, including life insurance, health and accident insurance, medical plans and programs and profit sharing and retirement plans.

          For additional information regarding Mr. Berk’s separation from Elite and the Berk Release, please see Elite’s disclosures in the Annual Report on Form 10-K/A for the fiscal year ended March 31, 2008, filed with the SEC on January 16, 2009, as well as Elite’s Current Reports on Form 8-K, filed with the SEC on October 21, 2008 and November 6, 2008.

Veerappan Subramanian

          Dr. Subramanian entered into an Advisory Services Agreement with Elite on December 6, 2006, the terms of which are summarized below, in Item 13 of our Annual Report on Form 10-K, under the caption “Certain Related Person Transactions,” which is incorporated herein by reference. On April 24, 2008, Dr. Subramanian resigned as Elite’s acting Chief Scientific Officer upon the appointment of Stuart Apfel to the office of Chief Scientific Officer.

Hedging Policy

          We do not permit the Named Executive Officers to “hedge” ownership by engaging in short sales or trading in any options contracts involving our securities.

Option Exercises and Stock Vested

          No options have been exercised by our Named Executive Officers during the fiscal year ended March 31, 2009.

Pension Benefits

          We do not provide pension benefits to the Named Executive Officers.

Nonqualified Deferred Compensation

          We do not have any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change of Control

          Please see the discussion under “Compensation Discussion and Analysis – Agreements with Named Executive Officers” above in this section.

COMPENSATION OF EXECUTIVE OFFICERS AND KEY EMPLOYEES

Summary Compensation Table

          The table below summarizes the compensation information in respect of the Named Executive Officers for the fiscal years ended March 31, 2009, 2008 and 2007.

Name and Principal Position	Year (1)	Salary ($)	Bonus (2) ($)	Stock Awards (3) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Chris C. Dick(5)	2008-09	218,750	25,000	—	—	—	—	8,400	(7)	252,150
Chief Operating
Officer President, and Acting Chief	2007-08	200,000	25,000	—	—	—	—	8,400	(7)	233,400
Executive Officer	2006-07	168,750	25,000	—	482,037	—	—	3,150	(7)	678,937

Stuart Apfel(6)
Chief Medical	2008-09	128,333	—	—	—	—	—	—		128,333
Officer and Chief	2007-08	55,000	—	—	354,760	—	—	1,260	(7)	411,020
Scientific Officer	2006-07	—	—	—	—	—	—	—		—

Charan Behl(8)	2008-09	179,362	—	—	—	—	—	—		—
Consultant; Former
Head of Technical	2007-08	250,000	25,000	—	—	—	—	—		275,000
Affairs	2006-07	344,135	25,000	—	482,037	—	—	—		851,172

Bernard J. Berk(9)	2008-09	227,380	—	—	—	—	—	21,260	(11)	248,640
Former President
and Chief Executive	2007-08	330,140	165,070	—	—	—	—	21,260	(11)	516,470
Officer	2006-07	330,140	63,063	—	574,422	—	—	21,260	(11)	988,885

Veerappan Subramanian (10)	2008-09	—	—	—	—	—	—	—		—
Former Chief	2007-08	—	—	—	—	—	—	—		—
Scientific Officer	2006-07	—	—	—	1,114,445	—	—	—		1,114,445

Mark. Gittelman
Former Chief
Financial Officer	2008-09	—	—	—	—	—	—	—		—
Secretary, and	2007-08	—	—	—	—	—	—	—		—
Treasurer (12)	2006-07	—	—	—	83,293	—	—	—		83,293

(1)	The information is provided for each fiscal year which begins on April 1 and ends on March 31.

(2)	Bonuses paid to Mr. Dick represent guaranteed bonuses.

(3)	No stock awards were granted to the Named Executive Officers in the fiscal years ended March 31, 2009, 2008 or 2007.

(4)

The amounts reflect the compensation expense in accordance with FAS 123 of these option awards. The assumptions used to determine the fair value of the option awards for fiscal year ended March 31, 2008 are set forth as follows: the per share weighted average of the above mentioned stock options was 0.8869 using the Black-Scholes options pricing model with the following weighted average assumptions: no dividend yield; expected volatility of 33%; risk free interest rate of 4.00% and expected lives of ten (10) years. The assumptions used to determine the fair value of the option awards for fiscal year ended March 31, 2007 are set forth in Note 3 of our financial statements included in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2006.

(5)

Effective November 10, 2008, Mr. Dick’s base salary was raised from $200,000 per year to $250,000 per year, pursuant to an amendment to the employment agreement, dated as of November 13, 2006, between the Company and Mr. Dick, so as to be commensurate with his increased responsibilities as the acting Chief Operating Officer of the Company.

(6)

Dr. Apfel has been Chief Medical Officer since January 3, 2008 and Chief Scientific Officer since April 24, 2008. Although Mr. Apfel’s status as an employee of the Company terminated on October 20, 2008, pursuant to the employment termination agreement, dated as of October 20, 2008, between Mr. Apfel and the Company, he has agreed to continue to serve as the Company’s Chief Medical Officer and Chief Scientific Officer pursuant to the consulting agreement, dated as of October 20, 2008, between Parallex and the Company as described in greater detail in this Item 11, above, under the heading “Agreements with Named Executive Officers and Key Employees.” The 400,000 stock options granted to Mr. Apfel during the fiscal year ended March 31, 2008 expired without exercise in January 2008.

(7)	Represents amounts paid for auto and parking allowance.

(8)

As described in detail in this Item 11, above, under the heading “Agreements with Named Executive Officers and Key Employees,” Dr. Behl was employed by Elite as Head of Technical Affairs pursuant to the Behl Agreement until November 3, 2008, at which point Dr. Behl’s employment with Elite was terminated pursuant to the Behl Release.

(9)

As described in detail in this Item 11, above, under the heading “Agreements with Named Executive Officers and Key Employees”, Mr. Berk was employed by Elite as President and Chief Executive Officer pursuant to the Berk Agreement until November 6, 2008, at which point Mr. Berk’s employment with Elite was terminated pursuant to the Berk Release.

(10)

As described in detail in this Item 11, above, under the heading “Agreements with Named Executive Officers and Key Employees,” Dr. Subramanian served as Elite’s Chief Scientific Officer until April 24, 2008.

(11)	Represents $16,345 for auto and parking allowance and $4,915 for life insurance premiums.

(12)

Mr. Gittelman served as our Chief Financial Officer until July 1, 2009, when he was succeeded by Mr. Carter Ward, our current Chief Financial Officer. Mr. Ward also became our Secretary, replacing Mr. Gittelman on August 13, 2009.

Grants of Plan-Based Awards

          No plan based awards were made to the Named Executive Officers during the fiscal year ended March 31, 2009.

Outstanding Equity Awards at Fiscal Year-End

          The following table sets forth information concerning stock options and stock awards held by the Named Executive Officers as of March 31, 2009.

	Option Awards							Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

	10,000	(1)	—		—	$2.34	03/08/14	—	—	—	—
Mark I.	6,666	(2)	—		—	$2.80	07/14/15	—	—	—	—
Gittelman	6,667	(2)	—		—	$2.80	07/14/15	—	—	—	—
	6,667	(2)	—		—	$2.80	07/14/15	—	—	—	—
Former	23,333	(3)	—		—	$2,26	05/03/16	—	—	—	—
Chief	23,333	(3)	—		—	$2.26	05/03/16	—	—	—	—
Financial	—		23,334	(3)	—	$2.26	05/03/16	—	—	—	—
Officer

	Option Awards							Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

	10,000	(4)	—	—		$2.34	10/31/12	—	—	—	—
Chris	10,000	(4)	—	—		2.34	10/31/12	—	—	—	—
Dick	10,000	(4)	—	—		2.34	10/31/12	—	—	—	—
	10,000	(5)	—	—		2.21	06/13/13	—	—	—	—
Chief	10,000	(5)	—	—		2.21	06/13/13	—	—	—	—
Operating	10,000	(5)	—	—		2.21	06/13/13	—	—	—	—
Officer,	40,000	(6)	—	—		2.80	07/14/15	—	—	—	—
President	250,000	(7)	—	—		2.25	11/13/16	—	—	—	—
and
Acting	—		—	150,000	(8)	2.25	11/13/16	—	—	—	—
CEO
	—		—	150,000	(9)	2.25	11/13/16	—	—	—	—
	—		—	200,000	(10)	2.25	11/13/16	—	—	—	—

Charan Behl*

Consultant;
Former
Head of
Technical
Affairs	50,000	(11)	—	—		$0.10	11/3/18	—	—	—	—

	Option Awards						Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Bernard
Berk*	300,000	(12)	—	—	$2.01	06/03/13	—	—	—	—
	30,000	(13)	—	—	$2.34	06/22/14	—	—	—	—
Former	10,000	(14)	—	—	$2.75	08/30/15	—	—	—	—
President	10,000	(14)	—	—	$2.75	08/30/15	—	—	—	—
and Chief	10,000	(14)	—	—	$2.75	08/30/15	—	—	—	—
Executive	—		—	150,000	$3.00	11/13/16	—	—	—	—
Officer;	—		—	150,000	$3.00	11/13/16	—	—	—	—

*	See section above entitled “Agreements with Named Executive Officers and Key Employees” for more information regarding such former officer of the Company.

(1)	These options vested on June 22, 2004.

(2)	These options vest in annual increments over a three year period on July 14, 2006, July 14, 2007 and July 14, 2008, respectively.

(3)	These options vest in annual increments over a three year period on May 3, 2007, May 3, 2008 and May 3, 2009, respectively.

(4)	These options vested on November 1, 2003, 2004 and 2005, respectively.

(5)	These options vested on June 13, 2004, 2005 and 2006, respectively.

(6)	These options vested on July 14, 2005.

(7)	These options vested on November 3, 2006.

(8)

These options vest upon the closing of an exclusive product license for the first of the United States national market, the entire European Union market or the Japan market or product sale transaction of all of our ownership rights in the United States (only once for each individual product) for our first Non-Generic Opioid Product.

(9)

These options vest upon the closing of an exclusive product license for the United States national market, the entire European Union market or the Japan market or product sale transaction of all of our ownership rights in the United States (only once for each individual product) for our second Non-Generic Opioid Product.

(10)

These options vest as follows: upon the commencement of the first Phase III clinical trial relating to the first “Non-Generic Opioid Product” developed by the Company as to 125,000 options and relating to the second “Non-Generic Opioid Product” developed by the Company as to 75,000 options.

(11)	These options vested as of November 3, 2008.

(12)	These options vested as of June 3, 2003.

(13)	These options vested as of June 22, 2004.

(14)	These options vested in annual increments over a three year period on August 30, 2006, August 30, 2007 and August 30, 2008, respectively.

DIRECTOR COMPENSATION

The following table sets forth director compensation for the year ended March 31, 2009:

Name	Fees Paid or Earned in Cash ($)	Stock Awards ($)	Option Awards ($)		Non Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Jerry Treppel	8,750	—	180,000	(1)	—	—	8,333	17,083
Barry Dash	33,000	—	—		—	—	—	33,000
Robert J. Levenson	37,000	—	—		—	—	—	37,000
Melvin Van Woert	35,750	—	—		—	—	—	32,000

(1)

Represents 180,000 options of which 60,000 vest during the period commencing on December 1, 2008 and ending December 1, 2009; 60,000 vest during the period commencing on December 1, 2009 and ending on December 1, 2010 and 60,000 vest during the period commencing on December 1, 2010 and ending on December 1, 2011; provided, however, that the options shall fully vest upon the director’s death, disability, retirement as a director or removal as a director without cause at the request of the Board of Directors.

Fee Compensation

          Prior to January 1, 2008, each Director received $2,000 per meeting attended by such Director. As of January 1, 2008, the Company’s policy regarding director fees has been revised as follows: (i) Directors who are employees or consultants of the Company (and/or any of its subsidiaries) receive no additional remuneration for serving as directors or members of committees of the Board; (ii) all Directors are entitled to reimbursement for out-of-pocket expenses incurred by them in connection with their attendance at the Board or committee meetings; (iii) Directors who are not employees or consultants of the Company (and/or any of its subsidiaries) receive $15,000 annual retainer fee for their service on the Board and all committees; (iv) Directors who are not employees or consultants of the Company (and/or any of its subsidiaries) receive a per board meeting fee of $1,000 for each board meeting and a per committee meeting fee of $1,000 for each committee meeting attended by such Director; provided that the chairperson of the committee conducting such meeting shall (in place of the $1,000 meeting fee) receive a per committee meeting fee of $1,500 for each committee meeting attended; and (v) for purposes of the compensation schedule set forth above, (x) a meeting shall only constitute a meeting of the Board or a committee entitling a participant to a meeting fee if such meeting extends to at least sixty (60) minutes

(including the time of any reconvened portion of a meeting after an adjournment), (y) a meeting shall include all meetings attended in-person (whether at the Company’s offices or at any other location) or via telephone conference, and (z) only one fee may be payable to Director and/or committee member per calendar day. Except as described in this section, non-employee Directors do not receive any additional compensation for their services on the Board of Directors, except for Mr. Treppel, who receives $25,000 per year for serving as Chairman of the Board in lieu of the fees described above, pursuant to a compensation agreement, dated as of December 1, 2008, between Mr. Treppel and the Company.

Equity Compensation

          Members of the Board of Directors during the fiscal years ended March 31, 2008 and March 31, 2009 did not receive any options or equity compensation for serving as directors other than the grant of 90,000 options to each of the independent directors in January 2008 and the grant of 180,000 options to the Chairman of the Board in December 2008.

Other Agreements

          The Company has entered into indemnification agreements with each of its directors to indemnify them to the fullest extent permitted under Delaware General Corporation Law.

Compensation Committee Report

          The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Barry Dash (Chairman of the Compensation Committee)
Robert J. Levenson
Melvin Van Woert

EQUITY COMPENSATION PLAN INFORMATION

          The following table sets forth certain information regarding Elite’s equity compensation plans as of March 31, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price per share of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

	(a)		(b)	(c)
Equity compensation plans approved by security holders	2,479,900	(1)	$1.90	7,520,100
Equity compensation plans not approved by security holders	75,000	(2)	$1.12	—

Total:	2,554,900		$1.87	7,520,100

(1)	Represents options issued under the 2004 Stock Option Plan

(2)	Represents 75,000 non-qualified options to The Investor Relations Group.

2004 Stock Option Plan

          Our 2004 Stock Option Plan (the “Stock Option Plan”) permits us to grant both incentive stock options (“Incentive Stock Options” or “ISOs”) within the meaning of Section 422 of the Internal Revenue Code (the “Code”), and other options which do not qualify as Incentive Stock Options (the “Non-Qualified Options”) to employees, officers, Directors of and consultants to Elite.

          Unless earlier terminated by the Board of Directors, the Stock Option Plan (but not outstanding options issued thereunder) terminates on March 1, 2014, after which no further awards may be granted under the Stock Option Plan. The Stock Option Plan is administered by the full Board of Directors or, at the Board of Directors’ discretion, by a committee of the Board of Directors consisting of at least two persons who are “disinterested persons” as defined under Rule 16b-2(c)(ii) under the Securities Exchange Act of 1934, as amended (the “Committee”).

          Recipients of options under the Stock Option Plan (“Optionees”) are selected by the Board of Directors or the Committee. The Board of Directors or Committee determines the terms of each option grant including (1) the purchase price of shares subject to options, (2) the dates on which options become exercisable and (3) the expiration date of each option (which may not exceed ten years from the date of grant). The minimum per share purchase price of options granted under the Stock Option Plan for Incentive Stock Options is the fair market value (as defined in the Stock Option Plan) or for Nonqualified Options is 85% of fair market value of one share of the Common Stock on the date the option is granted.

          Optionees have no voting, dividend or other rights as stockholders with respect to shares of Common Stock covered by options prior to becoming the holders of record of such shares. The purchase price upon the exercise of options may be paid in cash, by certified bank or cashier’s check, by tendering stock held by the Optionee, as well as by cashless exercise either through the surrender of other shares subject to the option or through a broker. The total number of shares of Common Stock available under the Stock Option Plan, and the number of shares and per share exercise price under outstanding options will be appropriately adjusted in the event of any stock dividend, reorganization, merger or recapitalization or similar corporate event. Subject to limitations set forth in the Stock Option Plan, the terms of option agreements will be determined by the Board of Directors or Committee, and need not be uniform among Optionees.

          The Board of Directors may at any time terminate the Stock Option Plan or from time to time make such modifications or amendments to the Stock Option Plan as it may deem advisable and the Board of Directors or Committee may adjust, reduce, cancel and re-grant an unexercised option if the fair market value declines below the exercise price except as may be required by any national stock exchange or national market association on which the Common Stock is then listed. In no event may the Board of Directors, without the approval of stockholders, amend the Stock Option Plan to increase the maximum number of shares of Common Stock for which options may be granted under the Stock Option Plan or change the class of persons eligible to receive options under the Stock Option Plan.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

          All related person transactions are reviewed and, as appropriate, may be approved or ratified by the Board of Directors. If a Director is involved in the transaction, he or she may not participate in any review, approval or ratification of such transaction. Related person transactions are approved by the Board of Directors only if, based on all of the facts and circumstances, they are in, or not inconsistent with, our best interests and the best interests of our stockholders, as the Board of Directors determines in good faith. The Board of Directors takes into account, among other factors it deems appropriate, whether the transaction is on terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Board of Directors may also impose such conditions as it deems necessary and appropriate on us or the related person in connection with the transaction.

          In the case of a transaction presented to the Board of Directors for ratification, the Board of Directors may ratify the transaction or determine whether rescission of the transaction is appropriate.

CERTAIN RELATED PERSON TRANSACTIONS

Transactions with Parallex Clinical Research

          For a description of the consulting agreement between Elite and Parallex Clinical Research, please see the section entitled “Compensation Discussion Analysis – Agreements with Named Executive Officers and Key Employees”. Stuart Apfel, our Chief Scientific Officer and Chief Medical Officer, is the founder and current president of Parallex.

Transactions with Mark Gittelman and Gittelman & Co. P.C.

          For a description of the agreement between Elite and Gittelman & Co., P.C., please see Item 11, under the heading “Compensation Discussion Analysis – Agreements with Named Executive Officers and Key Employees”, which is incorporated herein by reference. Mark Gittelman, our Chief Financial Officer until June 30, 2009 is the principal of Gittelman & Co., P.C.

Transactions with Dr. Subramanian and VGS Pharma LLC

          Elite entered into a strategic alliance agreement, dated December 6, 2006 (the “VGS Alliance Agreement”), with Dr. Subramanian and VGS Pharma LLC (“VGS”), under which (i) Dr. Subramanian was appointed to Elite’s Board of Directors, (ii) VGS made a $2,000,000 equity investment in Elite, (iii) Elite engaged Dr. Subramanian to serve as its strategic advisor on the research, development and commercialization of its existing pipeline and (iv) Elite, together with VGS formed Novel, as a separate specialty pharmaceutical company for the research, development, manufacturing, licensing and acquisition of specialty generic pharmaceuticals. VGS is wholly-owned subsidiary of Kali Capital, L.P., which is controlled by Kali Management, LLC (“Kali”), its general partner, and Kali is controlled by Anu Subramanian, its managing member and daughter of Dr. Subramanian.

          The specialty pharmaceutical product initiative of the strategic alliance between Elite and Dr. Subramanian is to be conducted by Novel, of which Elite acquired 49% and VGS acquired 51% of its Class A Voting Common Stock for $9,800 and $10,200, respectively. Pursuant to the VGS Alliance Agreement, VGS acquired for $2,000,000: (i) 957,396 shares of Common Stock at approximately $2.089 per share and (ii) a five-year warrant to purchase 478,698 shares of Common Stock, for cash, at an exercise price of $3.00 per share, subject to adjustment upon the occurrence of certain events.

          Elite contributed $5,000,000 to Novel. During the three months ended December 31, 2007, Elite elected not to fund its remaining contributions to Novel upon the terms set forth in the VGS Alliance Agreement because it had reached agreement with the FDA under an SPA on the Phase III clinical trial of ELI-216, Elite’s abuse-deterrent oxycodone product and determined that its funds would be better used to support the clinical trials for ELI-216.

          Elite and VGS negotiated alternative structures that would permit investments by Elite at valuations which differed from those set forth in the VGS Alliance Agreement, however Elite was unable to agree upon an alternative acceptable to both parties. Accordingly, upon Elite’s determination not to fund its remaining contributions to Novel at the valuation set forth in the VGS Alliance Agreement, VGS exercised its rights under the Stockholders Agreement to purchase from Elite shares of Class A Voting Common Stock of Novel proportionate to the amount of remaining contributions which were not funded by Elite. As a result, Elite’s remaining ownership interest in Class A Voting Common Stock of Novel is approximately 10% of the outstanding shares of Class A Voting Common Stock of Novel.

          Pursuant to an advisory agreement, effective as of December 6, 2006 (the “Subramanian Advisory Agreement”), between Elite and Dr. Subramanian, Dr. Subramanian had agreed to provide advisory services to Elite, including but not limited to, assisting in the implementation of current and new drug product development projects of Elite and assisting in the recruitment of additional R&D staff members. As an inducement to enter into the Subramanian Advisory Agreement, Elite granted Dr. Subramanian a non-qualified stock option to purchase up to 1,750,000 shares of Common Stock, at a price of $2.13 per share, pursuant to a stock option agreement, dated as of December 6, 2006, between Elite and Dr. Subramanian. On April 24, 2008, upon Dr. Subramanian’s resignation as the Chief Scientific Officer of Elite, 1,000,000 shares of Common Stock underlying Dr. Subramanian’s option were vested, however, such options expired without exercise on August 24, 2008 in accordance with the terms of the stock option agreement.

Transactions with Epic Pharma LLC and Epic Investments LLC

          On March 18, 2009, we entered into the Epic Strategic Alliance Agreement with Epic Pharma, LLC and Epic Investments, LLC, a subsidiary controlled by Epic Pharma LLC (as amended by an Amendment, dated as of April 30, 2009, and a Second Amendment dated as of June 1, 2009), as disclosed in our Annual Report on Form 10-K under Item 7, under the heading “Epic Strategic Alliance Agreement,” Item 9B and Item 10, under the heading “Directors and Executive Officers,” and in our Current Reports on Form 8-K, filed with the SEC on March 23, 2009, May 6, 2009 and June 5, 2009, which disclosures are incorporated herein by reference. On July 28, 2009, we entered into a Third Amendment to the Strategic Alliance Agreement, under which the parties agreed that we may hold our annual meeting of stockholders on or before October 30, 2009. Ashok G. Nigalaye, Jeenarine Narine and Ram Potti, each were elected as members of our Board of Directors, effective June 24, 2009, as the three directors that Epic is entitled to designate for appointment to the Board pursuant to the terms of the Epic Strategic Alliance Agreement. Messrs. Nigalaye, Narine and Potti are also officers of Epic Pharma, LLC, in the following capacities:

•	Mr. Nigalaye, President and CEO of Epic Pharma, LLC;

•	Mr. Narine, Executive Vice President of Manufacturing and Operations of Epic Pharma, LLC; and

•	Mr. Potti, Vice President of Business Development of Epic Pharma, LLC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          To our knowledge, there was no person who, at any time during the fiscal year ended March 31, 2009, was a director, officer or beneficial owner of more than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act, who failed to file on a timely basis a report required by Section 16(a) of the Exchange Act during or with respect to such fiscal year, except as follows. Charan Behl, the former Head of Technical Affairs of Elite, failed to file on a timely basis reports required by Section 16(a) of the Exchange Act following his resignation from such office, on November 3, 2008, to report that he was no longer subject to the reporting requirements of Section 16(a) and Elite’s grant to him on November 3, 2008 of a non-qualified stock option to purchase 50,000 shares of Common Stock in consideration of his entry into a separation and release agreement with Elite in connection with the termination of his status as an employee of Elite. Dr. Barry Dash, a member of Elite’s Board, failed to file on a timely basis four reports required by Section 16(a) of the Exchange Act during the fiscal year ended March 31, 2009 to report the Company’s issuance to him of Common Stock in respect of quarterly dividend obligations on his shares Series C Preferred Stock, on each of April 1, 2008, July 1, 2008, October 1, 2008 and January 1, 2009. Jerry Treppel, a member of Elite’s Board, failed to file on a timely basis two reports required to be filed by Section 16(a) of the Exchange Act during the fiscal year ended March 31, 2009 to report the Company’s issuance to Wheaten Healthcare Partners LP (“Wheaten”), of which Mr. Treppel is a general partner, of Common Stock in respect of quarterly dividend obligations on Series D Preferred Stock held by Wheaten, on each of October 1, 2008 and January 1, 2009.

STOCKHOLDER PROPOSALS

          The deadline for submitting a stockholder proposal under Rule 14a-8 of the Securities Exchange Act (“Rule 14a-8”) for inclusion in our proxy statement and form of proxy for the next annual meeting of stockholders is May 1, 2010. However, if the Company schedules its 2010 Annual Meeting of Stockholders earlier than September 1, 2010, or later than October 30, 2010, then the deadline for stockholder proposals will be a reasonable time before the Company begins to print and send its proxy materials to stockholders. The Company reserves the right to exclude stockholder proposals pursuant to SEC rules, or if untimely. Stockholders continuously holding at least 1% or $2,000 in market value of the issued and outstanding shares of a class of our securities for at least one year are eligible to submit proposals or may nominate director candidates. If a stockholder nominates a director candidate, in order for such nomination to be valid and acceptable, all information requested by the nominating committee concerning such candidate must be furnished to the nominating committee within a reasonable time prior to the above deadline for stockholder proposals.

          Any proposal should be addressed to Carter Ward, Secretary, Elite Pharmaceuticals, Inc., 165 Ludlow Avenue, Northvale, New Jersey 07647 and should be sent by certified mail, return receipt requested.

HOUSEHOLDING OF PROXY MATERIALS

          The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

          Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to Elite Pharmaceuticals, Inc., Attn: Carter Ward, Secretary, 165 Ludlow Avenue, Northvale, New Jersey 07647. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Important Notice Regarding the Availability of Proxy Materials for
the 2009 Annual Meeting of Stockholders To Be Held on June 24, 2009

          This proxy statement and our 2009 Annual Report on Form 10-K are available electronically at: http://www.elitepharma.com/annual_meeting.asp

WHERE YOU CAN FIND MORE INFORMATION

          We file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. The SEC maintains an Internet world wide web site that provides access, without charge, to reports, proxy statements and other information about issuers, like Elite, who file electronically with the SEC. The address of that site is http://www.sec.gov.

          You also may obtain copies of these materials by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580 Washington, D.C, 20549, at prescribed rates. These materials are also available from the SEC in person at any one of its public reference rooms. Please call the SEC at l-800-SEC-0330 for further information on its public reference rooms. You may read and copy this information at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

          You can also obtain, without charge, reports, proxy statements and other information, including without limitation, any information we may incorporate by reference herein, about the Company, by contacting: Elite Pharmaceuticals, Inc., 165 Ludlow Avenue, Northvale, New Jersey 07647, Attn: Corporate Secretary, telephone: (201) 750-2646, facsimile: (201) 750-2755.

OTHER MATTERS

          A copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2009 and our quarterly report on Form 10-Q for the quarter ended June 30, 2009, including financial statements, accompany this proxy statement. We are incorporating by reference from this Annual Report the financial statements and supplementary data, the management discussion and analysis of financial condition and results of operation and quantitative and qualitative disclosures about market risk for the period discussed in the Annual Report. We are also incorporating by reference from our quarterly report on Form 10-Q filed on August 19, 2009, the financial statements and supplementary data, the management discussion and analysis of financial condition and results of operation and quantitative and qualitative disclosures about market risk for the three months ended June 30, 2009.

September 8, 2009	By Order of the Board of Directors
Carter Ward, Secretary

APPENDIX A

ELITE PHARMACEUTICALS, INC.
CHARTER AND POWERS OF THE COMPENSATION COMMITTEE

Statement of Policy

          The Compensation Committee of the Board of Directors (the “Compensation Committee”) of Elite Pharmaceuticals, Inc. (the “Company”) shall provide assistance to the Board of Directors in discharging the Board of Directors’ responsibilities relating to management organization, performance, compensation and succession.

Organization

          The members of the Compensation Committee shall be appointed by the Board of Directors from time to time upon a determination by the Board of Directors that the nominees meet all required qualifications for Compensation Committee membership. The Board may designate one of the Committee members as the Chair of this Committee. Members of the Compensation Committee may be removed by the Board of Directors. The Compensation Committee has the authority to retain and terminate advisors to assist in discharging its duties, including the authority to approve such advisors’ fees and retention terms. A majority in number of the members of the Compensation Committee shall be a quorum to transact business.

Committee Authority and Responsibilities

          In discharging its responsibilities for management organization, performance, compensation and succession, the Compensation Committee shall have direct responsibility to:

1.	Hold such regular meetings as may be necessary and such special meetings as may be called by the Chairman of the Compensation Committee.

2.	Consider and authorize the compensation philosophy for the Company’s personnel.

3.

Review and approve corporate goals and objectives relevant to chief executive officer and executive officer compensation, evaluate chief executive officer and executive officer performance in light of those goals and objectives and, either as a committee or together with other independent directors (as directed by the Board of Directors), determine and approve chief executive officer and executive officer compensation based on this evaluation.

4.

Review and approve the terms of the offer letters, employment agreements, severance agreements, change-in-control agreements, indemnification agreements and other material agreements between the Company and its Chief Executive Officer and executive officers.

5.	Annually review and approve perquisites for the chief executive officer and executive officers.

6.	Consider and approve the report of the Compensation Committee for inclusion in the Company’s proxy statement.

7.	Make recommendations to the Board of Directors with respect to the Company’s employee benefit plans.

8.	Administer incentive, deferred compensation and equity based plans.

9.	Annually review and update this Charter for consideration by the Board of Directors.

10.	Annually evaluate performance and function of the Compensation Committee.

11.	Report the matters considered and actions taken by the Compensation Committee to the Board of Directors.

12.	Maintain minutes or other records of meetings and activities of the Compensation Committee.

13.	Review the powers of the Compensation Committee annually and reporting and making recommendations to the Board of Directors on these responsibilities.

          Nothing in this Charter shall be construed as precluding discussions of chief executive officer and executive officer compensation with the Board of Directors generally, as it is not the intent of this Charter to impair communication among members of the Board of Directors.

Effective: July 11, 2007

ELITE PHARMACEUTICALS, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
September 8, 2009

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

          The undersigned hereby appoints Chris Dick and Carter Ward, and each of them, with full power of substitution, to vote, as a holder of the Common Stock, par value $0.01 per share (“Common Stock”), and Series E Preferred Stock, par value $0.01 per share (“Series E Preferred Stock”), of Elite Pharmaceuticals, Inc., a Delaware corporation (the “Company”), all the shares of Common Stock and Series E Preferred Stock which the undersigned is entitled to vote, through the execution of a proxy with respect to the Annual Meeting of Stockholders of the Company (the “Annual Meeting”), to be held at Elite Pharmaceuticals, Inc., 165 Ludlow Avenue, Northvale, N.J. 07647, on October 23, 2009 at 10:00 a.m. EST, and any and all adjournments or postponements thereof, and authorizes and instructs said proxies to vote in the manner directed below.

The Board of Directors recommends the vote FOR the election of the nominees for Directors named below and proposals 2 and 3.

1.	Election of Directors: (i) Jerry Treppel, (ii) Ashok Nigalaye, (iii) Jai Narine, (iv) Ram Potti, (v) Barry Dash, Ph. D, (vi) Chris Dick, and (vii) Jeffrey Whitnell.

FOR all Nominees ☐	WITHHOLD for all Nominees ☐

If you do not wish your shares voted FOR a nominee, draw a line through that person’s name above.

2.      Proposal to approve and ratify the amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 210,000,000 to 355,516,558, reduce the authorized shares of Preferred Stock from 5,000,000 to 4,483,442 and reduce the par value of the authorized shares of Common Stock from $0.01 to $0.001 per share.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.      Proposal to ratify the appointment of the independent auditors.

FOR ☐	AGAINST ☐	ABSTAIN ☐

4.      In their discretion, the proxies are authorized to vote upon such other business as may properly come before such meeting or adjournment or postponement thereof.

          THIS PROXY IS CONTINUED ON THE REVERSE SIDE, PLEASE VOTE, SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY.

BACK OF CARD

          PROPERLY EXECUTED AND RETURNED PROXY CARDS WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO INSTRUCTIONS TO THE CONTRARY ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NAMED NOMINEES AS DIRECTORS AND “FOR” PROPOSALS 2 and 3 AS DESCRIBED ON THE REVERSE SIDE OF THIS CARD.

          You may revoke this proxy at any time before it is voted by (i) filing a revocation with the Secretary of the Company, (ii) submitting a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked; or (iii) attending the Annual Meeting and voting in person. A stockholder’s attendance at the Annual Meeting will not by itself revoke a proxy given by the stockholder.

          (Please sign exactly as the name appears below. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign with full corporate name by president or other authorized officer. If a partnership, please sign in the partnership name by authorized person.)

Dated:

Signature

PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature, if held by joint owners